AGREEMENT AND PLAN OF MERGER
BY AND AMONG
RF MICRO DEVICES, INC.,
CHAMELEON ACQUISITION CORPORATION,
AMALFI SEMICONDUCTOR, INC.
AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC
(solely in its capacity as the Escrow Representative)
DATED AS OF NOVEMBER 4, 2012

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS	5
1.1.	Defined Terms	5
1.2.	Additional Terms	13
ARTICLE II.	THE MERGER; ADDITIONAL ACTIONS	16
2.1.	The Merger	16
2.2.	Effective Time	16
2.3.	Closing	16
2.4.	Effects of the Merger	16
2.5.	Certificate of Incorporation, Bylaws and Officers and Directors of the Surviving Corporation	16
2.6.	Further Assurances	17
ARTICLE III.	EFFECT OF MERGER ON SHARES; EXCHANGE AND PAYMENT	17
3.1.	Effect on Capital Shares	17
3.2.	Appointment of Paying Agent	19
3.3.	Payment of Funds at the Closing; Escrow; Transaction Expenses and Indebtedness	19
3.4.	Exchange of Certificates; Payment Procedures	20
3.5.	Escrow Representative	21
3.6.	Purchase Price Adjustment	22
ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	26
4.1.	Organization and Power; and Investments	26
4.2.	Authorization	27
4.3.	Board Approval	27
4.4.	Company Stockholder Approval	27
4.5.	Capitalization	28
4.6.	No Violation	29
4.7.	Financial Statements	29
4.8.	Absence of Certain Developments	30
4.9.	Title to Properties	31
4.10.	Title to Assets; Condition and Sufficiency of Assets	32
4.11.	Contracts and Commitments	32
4.12.	IP Rights	34
4.13.	Permits	38
4.14.	Litigation; Proceedings	38
4.15.	Compliance with Laws	38
4.16.	Environmental Matters	38
4.17.	Labor Matters	39
4.18.	Employee Benefit Plans	40
4.19.	Absence of Undisclosed Liabilities	42
4.20.	Tax Matters	43
4.21.	Insurance	45

4.22.	Related Party Transactions	45
4.23.	Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws	46
4.24.	No Brokers	47
4.25.	Customers and Suppliers	47
4.26.	Names and Locations; Offices and Bank Accounts	48
4.27.	Inventory	48
4.28.	Warranties	48
4.29.	Disclosures	48
ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	48
5.1.	Organization and Power	48
5.2.	Authorization	49
5.3.	Board Approval	49
5.4.	No Violation	49
5.5.	Litigation	50
5.6.	No Brokers	50
5.7.	Disclosure	50
ARTICLE VI.	COVENANTS PRIOR TO CLOSING	50
6.1.	Commercially Reasonable Efforts	50
6.2.	Press Releases and Public Announcements	50
6.3.	Conduct of Company Business	51
6.4.	Notices of Certain Events	52
6.5.	Access	52
6.6.	Company Stockholder Approval	52
6.7.	Company Stockholder Materials	53
6.8.	Parachute Payments	53
6.9.	No Solicitation or Negotiation	53
6.10.	Foreign Acquisitions	54
6.11.	Designated Third Party Consent	54
ARTICLE VII.	ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING	55
7.1.	Indemnification	55
7.2.	Limitation on Indemnification Obligations	55
7.3.	Notification; Control	58
7.4.	Indemnification Claims; Escrow Arrangements	60
7.5.	Tax Matters	61
7.6.	Directors' and Officers' Indemnification and Insurance	63
7.7.	Employee Matters	63
ARTICLE VIII.	CONDITIONS TO CLOSING	64
8.1.	Condition to the Obligations of the Company, the Parent and Merger Sub	64
8.2.	Additional Conditions to the Obligations of the Company	64
8.3.	Additional Conditions to the Obligations of the Parent and Merger Sub	65

ARTICLE IX.	TERMINATION	67
9.1.	Termination	67
9.2.	Effect of Termination	68
ARTICLE X.	MISCELLANEOUS	68
10.1.	Amendment and Waiver	68
10.2.	Notices	68
10.3.	Assignment	70
10.4.	Severability	70
10.5.	No Strict Construction	70
10.6.	Captions	70
10.7.	Expenses	70
10.8.	No Third-Party Beneficiaries	70
10.9.	Complete Agreement	70
10.10.	Counterparts	71
10.11.	Confidentiality	71
10.12.	Interpretation	71
10.13.	Specific Performance	71
10.14.	Governing Law and Jurisdiction	71
10.15.	Waiver of Jury Trial	72
10.16.	Retention of Counsel by Escrow Representative	72

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 4, 2012 by and among RF Micro Devices, Inc., a North Carolina corporation (“Parent”), Chameleon Acquisition Corporation, a Delaware corporation (“Merger Sub”), Amalfi Semiconductor, Inc., a Delaware corporation (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Escrow RepresentativeEscrow Representative.
WHEREAS, Merger Sub is a wholly-owned subsidiary of Parent and was formed to merge with and into the Company (the “Merger”) so that, as a result of the Merger, the Company will survive and become a wholly-owned subsidiary of Parent;
WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that this Agreement and the consummation of the Merger, subject to the terms and conditions of this Agreement, are advisable, (b) duly approved this Agreement and the proposed Merger, and (c) resolved to recommend that the Company Stockholders vote to adopt this Agreement upon the terms and subject to the conditions contained herein;
WHEREAS, the respective boards of directors of Parent and Merger Sub have (a) determined that this Agreement and the consummation of the Merger in accordance with the Laws of the States of North Carolina and Delaware, as applicable, subject to the terms and conditions of this Agreement are advisable, and (b) each duly approved this Agreement and the proposed Merger, and Parent in its capacity as the sole stockholder of Merger Sub has adopted this Agreement; and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations and warranties, covenants and agreements in connection with the Merger and also to set forth the terms and conditions of the Merger, all as set forth in this Agreement, and to the extent provided herein the Escrow Representative desires to make certain agreements in connection with the Merger.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:
ARTICLE I.

DEFINITIONS

1.1.    Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

(a)“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than by Parent or Merger Sub or any designees of Parent or Merger Sub) relating to any Acquisition Transaction.

(b)“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 35% interest in the total outstanding voting securities of the Company or one or more of its Subsidiaries that own or control more than 35% of the consolidated assets (measured by fair market value at the time of determination), revenues or earnings (measured as of the 12-month period immediately preceding the date of determination) of the Company and its Subsidiaries, taken together as a whole, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning more than 35% of the total outstanding voting securities of the Company or one or more of its Subsidiaries that own or control more than 35% of the consolidated assets (measured by fair market value at the time of determination), revenues or earnings (measured as of the 12-month period immediately preceding the date of determination) of the Company and its Subsidiaries, taken together as a whole; (ii) any merger, consolidation, business combination or other similar transaction pursuant to which the Company Stockholders immediately preceding such transaction hold, directly or indirectly, less than 65% of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 35% of the consolidated assets of the Company and its Subsidiaries, taken together as a whole (measured by the lesser of book or fair market value thereof); (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries or (v) any combination of the foregoing.

(c)“Affiliate” of any particular Person shall mean any other Person controlling, controlled by or under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the ownership of fifty percent (50%) or more of the aggregate voting power of such Person's equity securities.

(d)“Aggregate Liquidation Preference” shall mean the sum of the Aggregate Series C Liquidation Preference, the Aggregate Series C-1 Liquidation Preference and the Aggregate Series C-2 Liquidation Preference.

(e)“Aggregate Series C Liquidation Preference” shall mean the product of (x) the total number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time, multiplied by (y) $0.471.

(f)“Aggregate Series C-1 Liquidation Preference” shall mean the product of (x) the total number of shares of Series C-1 Preferred Stock outstanding immediately prior to the Effective Time, multiplied by (y) $0.471.

(g)“Aggregate Series C-2 Liquidation Preference” shall mean the product of (x) the total number of shares of Series C-2 Preferred Stock outstanding immediately prior to the Effective Time, multiplied by (y) $0.306.

(h)“Business Day” shall mean a day other than a Saturday, Sunday or any other day on which the NASDAQ Stock Market is not open for trading.

(i)“CCC” shall mean California Corporations Code, as amended.

(j)“Closing Cash” shall mean an amount equal to (a) the aggregate cash and cash equivalents of the Company and its Subsidiaries as calculated as of the close of business on the day immediately preceding the Closing Date in accordance with GAAP (excluding for this purpose any cash and cash equivalents attributable to the consummation of the transactions described in Section 6.10) minus (b) the aggregate amount of any overdrafts on the bank accounts of Company and any of its Subsidiaries all as calculated as of the close of business on the day prior to the Closing in which case any corresponding liability shall be excluded from the calculation of the Closing Net Working Capital Amount.

(k)“Closing Net Working Capital Amount” shall mean (i) the aggregate amount of all accounts receivable, inventory and other current assets of the Company (but excluding Closing Cash), minus (ii) accounts payable and accrued liabilities (but excluding Indebtedness), plus (iii) 25% of any amounts paid or accrued as accrued liabilities by the Company in connection with obtaining (or entering into an obligation to obtain) the Designated Third Party Consent, in each case of (i), (ii) and (iii) as of the close of business on the day immediately preceding the Closing Date determined in accordance with Section 3.6.

(l)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(m)“Commonly Controlled Entity” shall mean any entity that is under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m), Section 414(o) or Section 414(t) of the Code.

(n)“Company Capital Stock” shall mean, collectively, Company Common Stock, Series B-3 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, and Series C-2 Preferred Stock.

(o)“Company Common Stock” shall mean the common stock, par value $.01 per share, of the Company.

(p)“Company Eligible Holders” shall mean the holders of Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock.

(q)“Company Option Holders” shall mean holders of any Company Options.

(r)“Company Stockholders” shall mean holders of any Company Capital Stock.

(s)“Company Transaction Expenses” shall mean the unpaid amount (if any) of any out-of-pocket fees, costs and expenses of counsel, accountants, investment bankers, experts and consultants to the Company incurred by the Company in connection with the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby which remain unpaid and for which the Company is liable as of the Effective Time, including any such fees, costs and expenses that are contingent upon the consummation of the Merger; provided, however, that the foregoing shall not include any fees, expenses or disbursements incurred by or on behalf of Parent or its Affiliates, or by the Surviving Corporation on behalf of Parent, including the fees and expenses of Parent's attorneys, accountants and other advisors, or the fees, costs and expenses of the Escrow Agent or the Paying Agent, which shall be borne by Parent.

(t)“Company Warrant Holders” shall mean holders of any Company Warrants.

(u)“Contract” shall mean, with respect to a particular Person, whether oral or written, any agreement, undertaking, contract, indenture, mortgage, note, bond, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

(v)“DGCL” shall mean the General Corporation Law of the State of Delaware.

(w)“Disclosure Schedules” shall mean the disclosure schedules attached hereto being delivered by the Company on the date hereof, which are divided into sections and subsections that correspond to the sections and subsections of this Agreement. The disclosures in the Disclosure Schedules shall modify and relate to the representations and warranties and covenants in the section of this Agreement to which they expressly refer, and shall be deemed to qualify and limit all other representations and warranties and covenants of the Company contained in this Agreement to the extent that the applicability thereof to such other representations and warranties and covenants is reasonably apparent. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, and nothing in the Disclosure Schedules constitutes an admission of any liability or obligation of the Company to any third party, nor an admission against the Company's interest.

(x)“Environmental Laws” shall mean all applicable international, federal, state and local statutes, Laws, regulations, ordinances, orders, common law, and similar provisions having the force or effect of Law, concerning public health, or pollution or protection of the environment, including the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act 33 U.S.C. §1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. §6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. §9601 et seq. or which govern; (i) the existence, cleanup, removal and/or remediation of contamination or threat of contamination on or about the Leased Real Property; (ii) the emission or discharge of Hazardous Materials or (iv) the use, generation, transport, treatment, storage, disposal, removal, recycling, handling or recovery of Hazardous Materials, including building materials, provided that “Environmental Laws” shall not include Laws governing worker health and safety or conditions inside structures or buildings.

(y)“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(z)“Escrow Participants” shall mean the Company Eligible Holders (other than Company Eligible Holders who are holders of Appraisal Shares).

(aa)“Escrow Participation Percentage” means, with respect to an Escrow Participant, the percentage corresponding to the fraction: (i) having a numerator equal to the aggregate amount of cash distributable to such Escrow Participant pursuant to Section 3.1(c); and (ii) having a denominator equal to the aggregate amount of cash distributable to all Escrow Participants pursuant to Section 3.1(c).

(bb)Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(cc)“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

(dd)“Governmental Authority” shall mean any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, federal, state, local, or foreign.

(ee)“Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

(ff)“Income Tax Return” shall mean Form 1120 for U.S. Federal income tax, Form 100 for California state income tax, and equivalent income Tax Return forms required to be filed with other state, local, or non-US Taxing Authorities.

(gg)“Indebtedness” shall mean all Liabilities of the Company and its Subsidiaries, as of immediately prior to the Effective Time calculated in accordance with GAAP, for (i) indebtedness for borrowed money including indebtedness for borrowed money under any credit Contract or bank line of credit of the Company and its Subsidiaries, (ii) indebtedness that is evidenced by a note, bond or debenture, (iii) obligations with respect to any drawn letters of credit, bankers' acceptances, surety bonds or interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging agreements, (iv) any guaranty of the type of obligations described in (i) - (iii) above, (v) any capital lease obligations of the Company and its Subsidiaries, (vi) any Company Transaction Expenses, (vii) any amounts payable under the Amalfi Semiconductor, Inc. Acquisition Bonus Plan (in each case, to the extent not included as Company Transaction Expenses) and (viii) all accrued interest, fees, premiums, penalties and/or other amounts due in respect of any of the foregoing.

(hh)“Key Employees” shall mean those employees listed in Section 1.1(hh) of the Disclosure Schedules.

(ii)“Knowledge,” “to the Knowledge of” or words of like import shall mean, with respect to the Company, the actual knowledge after reasonable inquiry of the officers of the Company listed in Section 1.1(ii) of the Disclosure Schedules, and, with respect to Parent, the actual knowledge after reasonable inquiry of the officers of Parent listed in Section 1.1 (ii) of the Disclosure Schedules, in each case without such individual being obligated to conduct any special inquiry or investigation.

(jj)“Laws” shall mean all constitutions, laws, statutes, ordinances, rules, rulings, regulations, orders, charges, directives, determinations, executive orders, writs, judgments, injunctions, decrees, restrictions or similar pronouncements of any Governmental Authority.

(kk)“Liability” shall mean any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, cause of action or other loss (including loss of benefit), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, whether or not foreseeable, and whether due or become due and regardless of when asserted.

(ll)“Liens” shall mean any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind.

(mm)“Material Adverse Effect” shall mean any effect or change, that individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination together, to constitute, and no change or effect arising from, attributable to or relating to any of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the negotiation (including activities relating to due diligence), execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated hereby or any actions taken with the written consent of Parent; (ii) conditions affecting the general industry in which the Company operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Company has material operations or sales, except to the extent any such condition has a disproportionate effect on the Company or its Subsidiaries relative to other companies engaged in the same industry as the Company or its Subsidiaries; (iii) any breach by Parent or Merger Sub of the Confidentiality Agreement or this Agreement; (iv) any change in GAAP or applicable Laws (or interpretation thereof), except to the extent any such condition has a disproportionate effect on the Company or its Subsidiaries relative to other companies engaged in the same industry as the Company or its Subsidiaries; (v) any acts of god, calamities, acts of war or terrorism, or national or international political or social conditions, except to the extent any such condition has a disproportionate effect on the Company or its Subsidiaries relative to other companies engaged in the same industry as the Company or its Subsidiaries; (vi) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by the Company to meet any projections or forecasts for any period; (vii) continuation of financial losses by the Company and its Subsidiaries consistent with financial results of the Company and its Subsidiaries during fiscal year 2012; or (viii) the taking of any action by Parent or any of its Subsidiaries.

(nn)“Merger Fund” shall mean all amounts held by the Paying Agent from time to time for payment to Company Eligible Holders as provided herein.

(oo)“Net Indebtedness” shall mean an amount equal to the Company's aggregate Indebtedness as of immediately prior to the Effective Time (other than the Settled Debt Amount).

(pp)“Outstanding Company Options” shall mean all Company Options issued and outstanding immediately prior to the Effective Time, regardless of whether or not vested.

(qq)“Outstanding Company Warrants” shall mean all Company Warrants issued and outstanding immediately prior to the Effective Time.

(rr)“Outstanding Eligible Shares” shall mean all shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by Company Eligible Holders.

(ss)“Permits” shall mean all licenses, permits, certificates, approvals, consents and other authorizations that the Company owns, holds or possesses.

(tt)“Permitted Liens” shall mean (a) mechanics', materialmens', landlord's, workmens', repairmans', contractors', social security or other similar Liens arising or incurred in the ordinary course of business, (b) easements, rights-of-way, covenants, conditions, restrictions and other similar charges and encumbrances of record not interfering materially with the ordinary conduct of the business of the Company or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, and (c) Liens for Taxes or filing fees either not yet due and payable or the validity of which are being contested in good faith.

(uu)“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

(vv)“Per Share Series C Payment Amount” shall mean a dollar amount equal to the quotient determined by dividing (x) the product of (1) the Aggregate Consideration Amount multiplied by (2) a fraction (i) whose numerator is the Aggregate Series C Liquidation

Preference and whose denominator is the Aggregate Liquidation Preference, by (y) the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time.

(ww)“Per Share Series C-1 Payment Amount” shall mean a dollar amount equal to the quotient determined by dividing (x) the product of (1) the Aggregate Consideration Amount multiplied by (2) a fraction (i) whose numerator is the Aggregate Series C-1 Liquidation Preference and whose denominator is the Aggregate Liquidation Preference, by (y) the number of shares of Series C-1 Preferred Stock outstanding immediately prior to the Effective Time.

(xx)“Per Share Series C-2 Payment Amount” shall mean a dollar amount equal to the quotient determined by dividing (x) the product of (1) the Aggregate Consideration Amount multiplied by (2) a fraction (i) whose numerator is the Aggregate Series C-2 Liquidation Preference and whose denominator is the Aggregate Liquidation Preference, by (y) the number of shares of Series C-2 Preferred Stock outstanding immediately prior to the Effective Time.

(yy)“Release” has the definition set forth in Section 101(22) of CERCLA (42 U.S.C. §9601(22)).

(zz)“Reserve Amount” shall mean the product of (i) Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), multiplied by (ii) the Specified Percentage.

(aaa)“Series B-3 Preferred Stock” shall mean the Series B-3 Preferred Stock of the Company, par value $.01 per share.

(bbb)“Series C Preferred Stock” shall mean the Series C Preferred Stock of the Company, par value $.01 per share.

(ccc)“Series C-1 Preferred Stock” shall mean the Series C-1 Preferred Stock of the Company, par value $.01 per share.

(ddd)“Series C-2 Preferred Stock” shall mean the Series C-2 Preferred Stock of the Company, par value $.01 per share.

(eee)“Specified Percentage” shall mean the percentage corresponding to a fraction (x) whose numerator is the Aggregate Consideration Amount and (y) whose denominator is the sum of (1) the Aggregate Consideration Amount plus (2) the maximum amount paid or payable under the Amalfi Semiconductor, Inc. Acquisition Bonus Plan.

(fff)“Subsidiaries” shall mean, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Subsidiaries, individually, may be referred to as a “Subsidiary”.

(ggg)“Targeted Net Working Capital Amount” shall mean Four Million Four Hundred and Three Thousand One Hundred and Ninety-seven and 00/100 Dollars ($4,403,197.00).

(hhh)“Tax” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges imposed by any United States federal, state, local or non-U.S. Taxing Authority, including any income, payroll, excise, stamp, franchise, withholding, social security, real property, sales, use, transfer, value added, or other similar taxes, including any interest or penalty attributable thereto.

(iii)“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(jjj)“Taxing Authority” shall mean any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf of, or as a part of, any foreign or domestic government (or any political subdivision thereof) that is engaged in or has any Liability, power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of, or any other activity relating to, any Tax.

1.2.    Additional Terms. The following additional terms are defined elsewhere in this Agreement, as indicated below:

Defined Terms	Page Number

280 G Stockholder Vote	53
Actions	38
Aggregate Consideration Amount	17
Aggregate Distribution Amount	61
Aggregate Escrow Balance	61
Aggregate Pending Claim Amount	61
Agreement	5
Amalfi Cayman	54
Annual Financial Statements	29
Appraisal Share	19
Assignment Agreement	54
Audited Balance Sheet	29
Cap	56
CBP	46
CERCLA	8
Certificate of Merger	16
Certificates	20
Claimed Amount	60

Closing	16
Closing Balance Sheet	23
Closing Date	16
Closing Date Schedule	23
Company	5
Company Benefit Plans	40
Company Board	5
Company IP Rights	34
Company Option	28
Company Options	28
Company Products	37
Company Recommendation	53
Company Representatives	54
Company Stockholder Materials	53
Company Subsidiary(ies)	26
Company Warrant	28
Company Warrants	28
Confidentiality Agreement	71
Contested Amount	60
Copyrights	35
D & O Indemnified Persons	63
D&O Policy	63
Designated Accounting Firm	24
Designated Third Party Consent	34
Dispute Notice	24
Effective Time	16
Eligible Company Preferred Stock	18
Eligible Preferred Payment	18
Escrow Agent	19
Escrow Agreement	19
Escrow Amount	19
Escrow Fund	19
Escrow Release Date	19
Escrow Representative	5
Escrow Representative Amount	19
Escrow Representative Fund	19
Estimated Aggregate Consideration Amount	23
Estimated Closing Cash	22
Estimated Net Indebtedness	22
Estimated Net Working Capital Amount	22
Expert Calculations	25
Financial Statements	29
Foreign Purchaser	54
Indemnification Claim	60
Interim Balance Sheet	23
Interim Financial Statements	29

IP Purchase Agreement	54
IP Rights	34
IRS	40
Leased Real Property	31
Letter of Transmittal	20
Loss	55
Losses	55
Lost Share Affidavit	20
Material Customers	47
Material In-Bound IP Agreement	35
Material Out-Bound IP Agreement	35
Material Vendors	47
Merger	5
Merger Sub	5
Negative Working Capital Adjustment Amount	26
New Debt	51
Notice of Indemnification Claim	60
Offer Letter	63
Offer Letters	63
Open Source Software	37
Order	64
Parent	5
Parent Indemnification Basket	56
Parent Indemnitee	55
Parent Indemnitees	55
Patent Rights	35
Paying Agent	19
Pre-Closing Tax Period	61
Real Property	31
Real Property Leases	31
Related Party	45
Representative Losses	22
Required Company Vote	27
Response Notice	60
Review Period	24
Settled Debt Amount	19
Specified Representations	56
Straddle Period	61
Surviving Corporation	16
Tail Policy	63
Termination Date	67
Third-Party Claim	58
Trademark Rights	35
Unresolved Escrow Claim	61
WARN Act	40
Written Consent	68

ARTICLE II.

THE MERGER; ADDITIONAL ACTIONS

2.1.    The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, all of the Outstanding Company Shares, Outstanding Company Options and Outstanding Company Warrants and all of the outstanding capital stock of Merger Sub, shall be converted or cancelled in the manner provided in Article III.

2.2.    Effective Time. On the Closing Date, the parties hereto shall file, or cause to be filed, a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State (the time the Merger becomes effective being the “Effective Time”).

2.3.    Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Womble Carlyle Sandridge & Rice LLP, One West Fourth Street, Winston-Salem, NC 27101 at 12:01 a.m., local time, on a date specified by the parties which will be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction and waiver of such conditions), but which shall be not later one Business Day after the consummation of the transactions described in Section 6.10, or at such other place or such other time or on such other date as is mutually agreeable to the parties following satisfaction or waiver, as applicable, of the last to occur of the conditions set forth in Article VIII hereof. The date of the Closing is referred to herein as the “Closing Date.”

2.4.    Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, interests, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

2.5.    Certificate of Incorporation, Bylaws and Officers and Directors of the Surviving Corporation.

(a)The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation.

(b)The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

(c)The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.6.    Further Assurances. At and after the Effective Time, each party hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other party hereto may reasonably request to effect or consummate the transactions contemplated hereby. The Company shall execute and deliver any further documents and take such further actions as reasonably requested to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III.

EFFECT OF MERGER ON SHARES; EXCHANGE AND PAYMENT

3.1.    Effect on Capital Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of the following securities:

(a)Capital Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable common share, par value $.0001 per share, of the Surviving Corporation. Each certificate representing such shares of common stock of Merger Sub shall from and after the Effective Time represent an equal number of shares of common stock of the Surviving Corporation.

(b)Cancellation of Treasury Shares of the Company. All shares of capital stock of the Company that are owned by the Company as treasury shares automatically shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)Conversion of Company Capital Stock.

(i)Definitions.

(A)“Aggregate Consideration Amount Aggregate Consideration Amount” shall mean the cash amount that is equal to (1) Forty-Seven Million Five Hundred Thousand and 00/100 Dollars ($47,500,000.00), minus (2) the Net Indebtedness, minus (3) the Settled Debt Amount, plus (4) the Closing Cash, plus (5) if the Closing Net Working Capital Amount exceeds the Targeted Net Working Capital Amount, the amount, if any, by which the Closing Net Working Capital Amount exceeds the Targeted Net Working Capital Amount, minus (6) if the Targeted Net Working Capital Amount exceeds the Closing Net Working Capital Amount, the amount, if any, by which the Targeted Net Working Capital Amount exceeds the Closing Net Working Capital Amount, in the case of clauses (2) - (6) as adjusted pursuant to Section 3.6.

(B)“Eligible Preferred Payment Eligible Preferred Payment” of a share of Eligible Company Preferred Stock shall mean (a) with respect to each share of Series C Preferred Stock, the Per Share Series C Payment Amount, (b) with respect to each share of Series C-1 Preferred Stock, the Per Share Series C-1 Payment Amount, and (c) th respect to each share of Series C-2 Preferred Stock, the Per Share Series C-2 Payment Amount.

(ii)Each share of Series C Preferred Stock, Series C-1 Preferred Stock, and Series C-2 Preferred Stock (the “Eligible Company Preferred Stock”) that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and be converted (subject to Section 3.1(f)) into the right to receive the Eligible Preferred Payment applicable to such share in cash, without interest, subject to the provisions with respect to the escrow at Closing of the Escrow Amount and the distribution of any portion of the Escrow Amount, the Reserve Amount and the Escrow Representative Amount pursuant to the terms of this Agreement.

(iii)Each share of Company Capital Stock that is not Eligible Company Preferred Stock and that is issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Capital Stock to be cancelled pursuant to Section 3.1(b)) shall be cancelled and extinguished without payment therefor (subject to Section 3.1(f)).

(d)Cancellation of the Outstanding Company Options. Promptly following the date of this Agreement, and in any event prior to the Effective Time, the Company Board shall adopt appropriate resolutions and take all other actions as may be required to provide that each Outstanding Company Option will by virtue of the Merger, and without any action on the part of the holder thereof, be terminated and cancelled as of the Effective Time and no consideration shall be paid therefor.

(e)Outstanding Company Warrants. Promptly following the date of this Agreement, and in any event prior to the Effective Time, the Company Board shall adopt appropriate resolutions and use its commercially reasonable efforts to take all other actions as may be required to provide that each Outstanding Company Warrant will by virtue of the Merger, and without any action on the part of the holder thereof, either (i) be terminated and cancelled as of the Effective Time and no consideration shall be paid therefor, or (b) become exercisable for a cash amount (if any) that is less than the exercise price therefor.

(f)Appraisal Shares. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Capital Stock held by a Company Stockholder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with all of the relevant provisions of Section 262 of the DGCL or demanded any available dissenters rights with respect to such shares in accordance with Chapter 13 of the CCC (each share an

“Appraisal Share”), shall not be converted into or represent a right to receive payments (if applicable) under Section 3.1(c). Holders of Appraisal Shares shall be entitled only to such rights as are granted by the applicable provisions of the DGCL or the CCC; provided, however, that any holder of Appraisal Shares who, after the Effective Time, withdraws the demand for appraisal or dissenters rights or loses the right of appraisal or to pursue dissenters rights shall be deemed to be entitled, as of the Effective Time, to receive the amount (if any) payable with respect to such Appraisal Shares under Section 3.1(c), as applicable, subject to the terms of this Article III.

3.2.    Appointment of Paying Agent. Prior to the Effective Time, Parent shall appoint Wells Fargo Bank, NA to act as paying agent in connection with the consideration to be paid to the Company Eligible Holders (the “Paying Agent”) pursuant to a paying agent agreement.

3.3.    Payment of Funds at the Closing; Escrow; Transaction Expenses and Indebtedness.

(a)At the Closing, Parent shall deposit by wire transfer of immediately available funds with the Paying Agent a cash amount equal to (i) the Estimated Aggregate Consideration Amount minus (ii) the Escrow Amount minus (iii) the Reserve Amount minus (iv) the Escrow Representative Amount.

(b)At the Closing, Parent shall deposit by wire transfer of immediately available funds with Wells Fargo, NA (the “Escrow Agent”) an amount equal to the product of (i) Five Million Dollars and 00/100 ($5,000,000.00) multiplied by (ii) the Specified Percentage (the “Escrow Amount”), which shall be held in trust in a separate account pursuant to the terms of an escrow agreement in substantially the form of Exhibit A (the “Escrow Agreement”). The Escrow Amount shall be used to provide Parent Indemnitees a source of funds for any Losses for which such Parent Indemnitees are entitled to be indemnified pursuant to Section 7.1 and for any amounts to which Parent may become entitled in excess of the Reserve Amount pursuant to Section 3.6(e). In accordance with the terms set forth in the Escrow Agreement, the Escrow Amount, as increased from time to time by interest accruing thereon and as reduced from time to time by any indemnifiable Losses under Section 3.6(e) or Section 7.1 (the “Escrow Fund”), shall be held by the Escrow Agent until the date that is fifteen (15) months from the Closing Date (the “Escrow Release Date”), subject to the provisions of Article VII.

(c)At the Effective Time, Parent will pay the amount of the Indebtedness payable to each payee thereof by wire transfer of immediately available funds to such payee's account as specified in instructions delivered to Parent by the Company prior to the Closing (the aggregate amount of such payments, the “Settled Debt Amount”).

(d)At the Closing, Parent shall deposit by wire transfer of immediately available funds with the Escrow Representative Two Hundred and Fifty Thousand Dollars and 00/100 ($250,000.00) (the “Escrow Representative Amount”) in an account designated by and under the control of the Escrow Representative, to fund the activities of the Escrow Representative under this Agreement and the Escrow Agreement (the “Escrow Representative Fund”). The Escrow Participants will not receive any interest or earnings on the Escrow Representative

Fund and irrevocably transfer and assign to the Escrow Representative any ownership right that they may otherwise have had in any such interest or earnings. The Escrow Representative will not be liable for any loss of principal of the Escrow Representative Fund other than as a result of its gross negligence or willful misconduct. As soon as practicable following the release in full of the Escrow Fund, the Escrow Representative will deliver the balance of the Escrow Representative Fund to the Escrow Agent for further distribution to the Escrow Participants.

3.4.    Exchange of Certificates Representing Outstanding Eligible Shares; Payment Procedures

(a)Prior to the Effective Time, the Company shall instruct the Paying Agent to mail to each Company Eligible Holder entitled to receive any amounts under Section 3.1(c) (i) a letter of transmittal in a form approved by the Company (the “Letter of Transmittal”), which will include a provision confirming the appointment of the Escrow Representative pursuant to Section 3.5, (ii) instructions for effecting the surrender of the stock certificates (the “Certificates”) evidencing Outstanding Eligible Shares, and (iii) a form of Lost Share Affidavit. Upon surrender of a Certificate (other than Certificates representing Company Capital Stock to be cancelled pursuant to Section 3.1(b) and any Appraisal Shares) or the submission of a Lost Share Affidavit to the Paying Agent, together with such Letter of Transmittal, duly executed and completed in accordance with its terms, as soon as reasonably practicable, the Paying Agent shall pay to the former holder of such Certificate in exchange therefor a check or wire (as requested by the Company Eligible Holder) representing the amounts under Section 3.1(c), as applicable, that are payable with respect to the applicable Outstanding Eligible Shares, and the Certificate so surrendered shall be cancelled. In the event such Certificates or Lost Share Affidavits, along with the applicable Letters of Transmittal, are provided to the Parent or Paying Agent prior to the Effective Time, the providing Company Eligible Holder will be paid their amounts under Section 3.1(c) at the Effective Time. For Certificates or Lost Share Affidavits, along with the applicable Letters of Transmittal, that are provided to the Paying Agent after the Effective Time, the providing Company Eligible Holder will be paid its applicable amount under Section 3.1(c) within five (5) Business Days after the delivery of such items to the Paying Agent. In no event shall the holder of any Certificate be entitled to receive interest on any monies to be received in the Merger. Until surrendered as contemplated by this Section 3.4(a), each such Certificate shall be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender the amounts under Section 3.1(c), as applicable, that become payable with respect to the applicable Outstanding Eligible Shares. All Certificates representing any shares of Company Capital Stock other than Outstanding Eligible Shares shall be automatically deemed cancelled as of the Effective Time without any action on the part of any holder thereof.

(b)If any Certificate representing Outstanding Eligible Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (the “Lost Share Affidavit”), the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate (other than any Appraisal Shares) the amounts under Section 3.1(c), as applicable, that become payable with respect to the applicable Outstanding Eligible Shares formerly represented thereby.

(c)Any portion of the Merger Fund that remains undistributed to Company Eligible Holders for six (6) months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation. Thereafter, a holder of an unsurrendered Certificate (other than Certificates representing Outstanding Eligible Shares to be cancelled pursuant to Section 3.1(b) and any Appraisal Shares) may surrender the same to Parent and upon such surrender (subject to applicable abandoned property, escheat or similar Laws) shall receive the applicable portion of the merger consideration then payable with respect thereto pursuant to the terms of this Agreement (less any amounts required to be withheld pursuant to applicable Laws).

(d)From and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Capital Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing Outstanding Eligible Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and the Paying Agent or Parent, as the case may be, shall then pay the amounts under Section 3.1(c), as applicable, that become payable with respect to the applicable Outstanding Eligible Shares represented by such Certificates as provided in this Section 3.4.

(e)Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Eligible Holder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and treasury regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Eligible Holder in respect of which such deduction and withholding was made by Parent or the Paying Agent, and such amounts shall be delivered by Parent or the Paying Agent to the applicable Taxing Authority.

3.5.    Escrow Representative

(a)In connection with and by virtue of the adoption of this Agreement by the Company Stockholders, each Escrow Participant shall be deemed to have irrevocably constituted and appointed the Escrow Representative as the true and lawful agent and attorney-in-fact of such Company Eligible Holder to act in the name, place and stead of such Escrow Participant with respect to the administration of the Escrow Fund on behalf of such Escrow Participant under the terms and provisions of this Agreement and the Escrow Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Escrow Participant, as the Escrow Representative shall deem necessary or appropriate in connection with the administration of the Escrow Fund and other responsibilities of the Escrow Representative contemplated under this Agreement and the Escrow Agreement.

(b)The appointment of the Escrow Representative shall be deemed coupled with an interest and shall be irrevocable, and Parent and the Surviving Corporation may conclusively and absolutely rely, without inquiry, upon any actions of the Escrow Representative as the acts of Escrow Participants appointing the Escrow Representative in all matters with respect to the administration of the Escrow Fund referred to in this Agreement or the Escrow Agreement.

(c)The Escrow Representative shall be authorized to act on behalf of the Escrow Participants with respect to the administration of the Escrow Fund and other responsibilities of the Escrow Representative hereunder notwithstanding any dispute or disagreement among such Escrow Participants, and Parent and the Surviving Corporation shall be entitled to rely on any and all action taken by the Escrow Representative under this Agreement without Liability to, or obligation to inquire of, any of the Escrow Participants. If the Escrow Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Escrow Representative shall be the Person that the majority of voting power of the Eligible Company Preferred Stock held by the Escrow Participants at the Closing appoint. The Escrow Representative shall be indemnified and held harmless by the Company Eligible Holders (severally in proportion to their respective Escrow Participation Percentages and not jointly) from and against any and all Liability, loss, cost, damage or expense (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) incurred or suffered by the Escrow Representative arising as a result of or in connection with the Escrow Representative's duties under this Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Escrow Representative, the Escrow Representative will reimburse the Escrow Participants the amount of such indemnified Representative Loss attributable to such gross negligence or willful misconduct. If not paid directly to the Escrow Representative by the Escrow Participants, any such Representative Losses may be recovered by the Escrow Representative from (i) the funds in the Escrow Representative Fund and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Escrow Participants; provided, that while this Section 3.5(c) allows the Escrow Representative to be paid from the Escrow Representative Fund and the Escrow Fund, this does not relieve the Escrow Participants from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Escrow Representative from seeking any remedies available to it at law or otherwise. The Escrow Participants acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Escrow Representative or the termination of this Agreement.

3.6.    Purchase Price Adjustment.

(a)The Company shall deliver to Parent, at least two (2) days prior to the Closing Date, a certificate of the Company that sets forth in reasonable detail the Company's good faith estimates of the Closing Net Working Capital Amount (the “Estimated Net Working Capital Amount”), and the Closing Cash (the “Estimated Closing Cash”) and Net Indebtedness (the “Estimated Net Indebtedness”), along with the supporting detail therefor, such estimates to be prepared in accordance with GAAP consistently applied with, and using the methodology (including the same accounting methods, historical policies, policies, practices, and procedures with consistent classifications, judgments and estimation methodology) as were used in the preparation of the unaudited balance sheet of the Company and its Subsidiaries as of September 30, 2012 (the “Interim Balance Sheet”). The calculation of the Aggregate Consideration Amount shall be estimated at Closing based on the Estimated Net Working Capital Amount, the Estimated Closing Cash and the Estimated Net Indebtedness, and such estimate shall be the “Estimated Aggregate Consideration Amount” and subject to adjustment as set forth in this Section 3.6.

(b)As soon as reasonably practicable, but no later than thirty (30) days following the Closing Date, Parent shall, at its expense, (i) cause to be prepared an unaudited balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date, but which shall not reflect the transactions occurring at the Closing or any purchase accounting or similar adjustments resulting from the consummation of the Merger or the other transactions contemplated herein (the “Closing Balance Sheet”), together with a statement (the “Closing Date Schedule”) setting forth in reasonable detail Parent's calculation of the Closing Net Working Capital Amount, Closing Cash and Net Indebtedness, and (ii) deliver to the Escrow Representative the Closing Balance Sheet and the Closing Date Schedule, together with a certificate of Parent confirming that the Closing Balance Sheet and the Closing Date Schedule were properly prepared in good faith and in accordance with this Section 3.6(b). The accounts included in the Closing Balance Sheet and the Closing Date Schedule, including the Closing Net Working Capital Amount, Closing Cash and Net Indebtedness, shall be prepared in accordance with GAAP consistently applied with, and using the same methodology (including the same accounting methods, historical policies, policies, practices, and procedures with consistent classifications, judgments and estimation methodology) as were used in the preparation of the Interim Balance Sheet. In the event that any methodology (including the same accounting methods, historical policies, policies, practices, and procedures with consistent classifications, judgments and estimation methodology) as were used in the preparation of the Interim Balance Sheet differ from or are inconsistent with GAAP, consistent application of the same methodology (including the same accounting methods, historical policies, policies, practices, and procedures with consistent classifications, judgments and estimation methodology) as were used in the preparation of the Interim Balance Sheet will supersede GAAP. Parent shall calculate the Closing Net Working Capital Amount in a manner consistent with the example set forth on Schedule I, including the ledger items used therein. Schedule I shows, as an example only, the calculation of the Closing Net Working Capital Amount using the Interim Balance Sheet. Valuations and estimates for the Closing Balance Sheet shall not reflect or take into account developments between the day immediately preceding the Closing Date and the date of preparation or completion of the Closing Balance Sheet except for those developments that provide additional evidence with respect to conditions that existed as of the close of business on the day immediately preceding the Closing Date.

(c)Review; Disputes.

(i)From and after the Effective Time, Parent and the Surviving Corporation shall provide the Escrow Representative and any accountants or advisors retained by the Escrow Representative with full access to the books and records and personnel of the Surviving Corporation for the purposes of: (A) enabling the Escrow Representative and its accountants and advisors to calculate, and to review Parent's calculation of, the Closing Net Working Capital Amount, Closing Cash and Net Indebtedness; and (B) identifying any dispute related to the calculation of any of the Closing Net Working Capital Amount Closing Cash and Net Indebtedness in the Closing Date Schedule.

(ii)If the Escrow Representative disputes the calculation of any of the Closing Net Working Capital Amount, Closing Cash or Net Indebtedness set forth in the Closing Date Schedule, then the Escrow Representative shall deliver a written notice (a “Dispute Notice”) to Parent at any time during the thirty (30) day period commencing upon receipt by the Escrow Representative of the Closing Balance Sheet, the Closing Date Schedule and the related certificate of Parent, all as prepared by Parent in accordance with the requirements of Section 3.6(b) (subject to extension for any period of inadequate access to the underlying records) (the “Review Period”). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(iii)If the Escrow Representative does not deliver a Dispute Notice to Parent prior to the expiration of the Review Period, Parent's calculation of Closing Net Working Capital Amount, Closing Cash and/or Net Indebtedness set forth in the Closing Date Schedule shall be deemed final and binding on Parent and Surviving Corporation, the Escrow Representative and each Stockholder for all purposes of this Agreement.

(iv)If the Escrow Representative delivers a Dispute Notice to Parent prior to the expiration of the Review Period, then the Escrow Representative and Parent shall use commercially reasonable efforts to reach agreement on the Closing Net Working Capital Amount, Closing Cash and/or Net Indebtedness that are in dispute. If the Escrow Representative and Parent are unable to reach agreement on the Closing Net Working Capital Amount, Closing Cash and/or Net Indebtedness that are in dispute within fifteen (15) days after the end of the Review Period, either party shall have the right to refer such dispute to Deloitte and Touche, LLP (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such twentieth (20th) day, and neither party shall allow the Designated Accounting Firm to perform audit or accounting work for it to any material degree (other than as the Designated Accounting Firm under this Agreement) from the date of submission of any dispute to the Designated Accounting Firm through the date of final resolution of such claim. In connection with the resolution of any such dispute by the Designated Accounting Firm: (1) each of the Escrow Representative and the Surviving Corporation shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide its views as to any disputed issues with respect to the calculation of any of the Closing Net Working Capital Amount, Closing Cash and/or Net Indebtedness; (2) each of the Escrow Representative and Parent shall promptly provide, or cause to be provided, to the Designated Accounting Firm all information and make available as are reasonably necessary to permit the Designated Accounting Firm to resolve such disputes; (3) the Designated Accounting Firm shall determine the Closing Net Working Capital Amount, Closing Cash and/or Net Indebtedness in accordance with the terms of this Agreement within thirty (30) days after such referral, and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to the Escrow Representative and Parent; and (4) the determination made by the Designated Accounting Firm of the Closing Net Working Capital Amount, Closing Cash and/or Net Indebtedness that are in dispute shall be conclusive, binding upon the parties, nonappealable, and not be subject to further review, and shall be considered a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act. In calculating the Closing Net Working Capital Amount, Closing Cash and Net Indebtedness, the Designated Accounting Firm (A) shall be limited to addressing only those particular disputed items referred to in the Dispute Notice; and (B) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by Parent or Escrow Representative, as the case may be, and no lower than the lower amount calculated by Parent or the Escrow Representative, as the case may be. The Expert Calculations shall reflect in detail the differences, if any, between the Closing Net Working Capital Amount, Closing Cash and/or Net Indebtedness reflected therein and the Closing Net Working Capital Amount, Closing Cash and/or Net Indebtedness set forth in the Closing Date Schedule. The reasonable fees and expenses of the Designated Accounting Firm shall be borne equally by Parent on the one hand and by the Company Eligible Holders on the other hand out of the Escrow Representative Fund.

(d)If (i) the Aggregate Consideration Amount calculated as set forth in Section 3.1(c)(i)(A) using the Closing Net Working Capital Amount, Closing Cash and Net Indebtedness as finally determined in accordance with this Section 3.6 is greater than (ii) the Estimated Aggregate Consideration Amount calculated as set forth in Section 3.6(a) using the Estimated Net Working Capital Amount, Estimated Closing Cash and Estimated Net Indebtedness as estimated in accordance with Section 3.6(a), then Parent shall, no later than five days after such determination, cause to be deposited with the Paying Agent by delivery of immediately available funds an amount equal to (A) such excess amount plus (B) the Reserve Amount. The Paying Agent shall distribute to the Company Eligible Holders their respective shares of any amounts deposited with the Paying Agent pursuant to this Section 3.6(d) no later than five days after receipt of the amounts deposited by the Parent pursuant to this Section 3.6(d).

(e)If (i) the Aggregate Consideration Amount calculated as set forth in Section 3.1(c)(i)(A) using the Closing Net Working Capital Amount, Closing Cash and Net Indebtedness as finally determined in accordance with this Section 3.6 is less than (ii) the Estimated Aggregate Consideration Amount calculated as set forth in Section 3.6(a) using the Estimated Net Working Capital Amount, Estimated Closing Cash and Estimated Net Indebtedness as

estimated in accordance with Section 3.6(a) (such deficiency being herein referred to as the “Negative Working Capital Adjustment Amount”), then (A) if the Negative Working Capital Adjustment Amount is less than the Reserve Amount, Parent shall, no later than ten (10) days after such determination, deposit, by wire transfer of immediately available funds, with the Paying Agent an amount equal to (1) the Reserve Amount minus (2) the Negative Working Capital Adjustment Amount or (B) if the Negative Working Capital Adjustment Amount is greater than the Reserve Amount, Parent shall be entitled to recover from the Escrow Fund the amount of such excess.

(f)Any payments made pursuant to this Section 3.6 shall constitute an adjustment of the Aggregate Consideration Amount for Tax purposes and shall be treated as such by the parties on their Tax Returns to the extent permitted by Law.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub (except as disclosed in the Disclosure Schedules) that:
4.1.    Organization and Power; and Investments.

(a)The Company is a corporation duly organized, validly existing and in good standing under the DGCL. The Company is qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company has all requisite corporate power and corporate authority to carry on its business as currently conducted. The Company and Amalfi Cayman have all requisite corporate power and corporate authority to execute and deliver this Agreement and/or each document and agreement contemplated hereby to which each is a party, and, subject to obtaining the Required Company Vote, to consummate the transactions contemplated hereby and thereby and to perform their respective obligations hereunder and/or thereunder. Other than the Company Subsidiaries, the Company does not own or control (directly or indirectly) any shares, partnership interest, joint venture interest, equity participation or other security or interest in any other Person. The minute books of the Company previously made available to Parent are correct and complete in all material respects. The certificate of incorporation and bylaws of the Company previously made available to Parent reflect all amendments thereto and are correct and complete in all material respects.

(b)The Subsidiaries of the Company are Amalfi Cayman, Amalfi Semiconductor Pte. Ltd., and Amalfi Semiconductor Technology (Shanghai) Co., Ltd. (collectively, the “Company Subsidiaries” and each, a “Company Subsidiary”). All references in this Agreement to “Subsidiaries” of the Company shall also be deemed to refer solely to the Company Subsidiaries. Each Company Subsidiary is (i) duly organized, validly existing and in good standing under the laws of the respective jurisdictions in which they are so organized and (ii)

qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction in which such Subsidiary's ownership, lease or operation of property or the conduct of its Company Business requires such qualification, except where the lack of such qualification or licensing would not have a Material Adverse Effect. None of the Company Subsidiaries owns or controls (directly or indirectly) any shares, partnership interest, joint venture interest, equity participation or other security or interest in any other Person other than Company Subsidiaries. The organizational documents, including certificate of formation, certificate of organization and operating agreement, as applicable, of each of the Company Subsidiaries previously made available to Parent reflect all amendments thereto and are correct and complete. The minute books of each of the Company Subsidiaries previously made available to Parent are correct and complete in all material respects. Section 4.1(b) of the Disclosure Schedules lists, for each Company Subsidiary, the jurisdiction of organization and each jurisdiction in which each such entity is qualified to conduct business as a foreign entity.

4.2.    Authorization. Subject to obtaining the Required Company Vote, the execution, delivery and performance by the Company and Amalfi Cayman of this Agreement and the other agreements contemplated hereby to which each is a party and each of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action or other action on the part of the Company and Amalfi Cayman. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes, and each of the other agreements contemplated hereby upon execution and delivery by the Company and Amalfi Cayman as applicable will constitute, valid and binding obligations of the Company and Amalfi Cayman, enforceable against the Company and Amalfi Cayman in accordance with their respective terms, except as the enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws relating to or limiting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.3.    Board Approval. The Company Board has (i) determined that this Agreement and the consummation of the Merger, subject to the terms and conditions of this Agreement, are advisable, (ii) duly approved this Agreement and the Merger and (iii) recommended that the Company Stockholders vote to adopt this Agreement upon the terms and subject to the conditions contained herein. No other corporate proceedings on the part of the Company are necessary to authorize the Merger other than as described in Section 4.4.

4.4.    Company Stockholder Approval. The affirmative vote of (a) the holders of a majority of the outstanding shares of Company Capital Stock voting together as a single class on an as-converted to Company Common Stock basis, (b) the holders of a majority of the outstanding shares of Series B-3 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis, and (c) the holders of a majority of the outstanding shares of Company Common Stock (all of the foregoing vote, collectively, the “Required Company Vote”) are the only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement.

4.5.    Capitalization.

(a)Section 4.5(a) of the Disclosure Schedules accurately sets forth a true and complete list of all Company Stockholders and the authorized and outstanding capital stock of the Company and the class and number of shares held by each holder of the capital stock of the Company as of the date of this Agreement. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid and nonassessable, and were not issued in violation of any Law or the preemptive or similar rights of any Person. Section 4.5(a) of the Disclosure Schedules accurately sets forth a true and complete list of all Company Option Holders and all of the issued and outstanding options to acquire capital stock of the Company (each, a “Company Option” and collectively, the “Company Options”) as of the date of this Agreement, and the number of issued and outstanding Company Options held by each holder as of the date of this Agreement. The Company Options are duly authorized and were not issued in violation of any applicable Laws or the preemptive or similar rights of any Person. Section 4.5(a) of the Disclosure Schedules accurately sets forth a true and complete list of all Company Warrant Holders and all of the issued and outstanding warrants to acquire capital stock of the Company (each, a “Company Warrant” and collectively, the “Company Warrants”) as of the date of this Agreement, and the number of issued and outstanding Company Warrants held by each holder as of the date of this Agreement. The Company Warrants are duly authorized and were not issued in violation of any applicable Laws or the preemptive or similar rights of any Person. Except for this Agreement or as disclosed in Section 4.5(a) of the Disclosure Schedules, as of the date of this Agreement there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights, rights to purchase, exchange rights, phantom stock or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor.

(b)Section 4.5(b) of the Disclosure Schedules accurately sets forth for each Company Subsidiary, the number of authorized and outstanding equity securities of which are issued and outstanding as of the date of this Agreement and the holder thereof. All of the shares of capital stock, membership interest or partnership interests, as applicable, of each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with any requirements of Law and any preemptive or other similar rights, whether by requirement of Law, contract or otherwise. Except for the securities set forth on Section 4.5(b) of the Disclosure Schedules, no other shares of capital stock, membership interests or other ownership interests of any Company Subsidiary are authorized or outstanding as of the date of this Agreement. Except as set forth on Section 4.5(b) of the Disclosure Schedules, there is as of the date of this Agreement no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise receive from any Company Subsidiary or the Company any of the outstanding, authorized but unissued, or unauthorized shares of capital stock, membership interests or any other security of any Company Subsidiary and there is as of the date of this Agreement no outstanding security of any kind of any Company Subsidiary convertible into any such securities.

4.6.    No Violation.

(a)The execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming satisfaction of the requirements set forth in Section 4.6(b), materially violate any Law or Order to which the Company is subject or (iii) violate, breach or constitute a default under or give rise to a right of termination, modification, cancellation or acceleration of any right, Liability or obligation of the Company under, or result in the creation of a Lien or encumbrance on any of the properties or assets of the Company or Subsidiary thereof or require any notice or consent pursuant to, any provision of any material Contract binding upon the Company or any Subsidiary thereof or any license, franchise, Permit or other similar authorization held by the Company or any Subsidiary thereof or otherwise cause such agreement to cease to be legal, valid, binding and enforceable and in full force and effect following the Closing.

(b)The execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority or other Person under the provisions of any Law (except as required under or in relation to the DGCL and CCC with respect to the filing of the Certificate of Merger).

4.7.    Financial Statements. The Company has made available to Parent the following financial statements:

(a)The unaudited balance sheet of the Company and its Subsidiaries as of September 30, 2012 and the related statements of operations and cash flows for the three-month and nine-month periods ended September 30, 2012 (the “Interim Financial Statements”); and

(b)The audited balance sheets of the Company and its Subsidiaries as of December 31, 2011, December 31, 2010 and December 31, 2009 and the related audited statements of operations and cash flows for the annual periods then ended (the “Annual Financial Statements” and together with the Interim Financial Statements, the “Financial Statements”). The audited balance sheet of the Company and its Subsidiaries as of December 31, 2011 shall be referred to herein as the “Audited Balance Sheet”.

(c)Each of the Financial Statements (including in all cases the notes thereto, if any) has been prepared in accordance with GAAP consistently applied throughout the periods involved (subject, in the case of the Interim Financial Statements, to routine year-end adjustments that are not material to the Company and its Subsidiaries, individually or in the aggregate, and the absence of footnotes) and presents fairly in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries throughout the periods covered thereby.

(d)The receivables reflected on the Interim Balance Sheet represent bona fide and valid obligations arising from sales actually made or services actually performed by the Company and its Subsidiaries in the ordinary course of business, and the reserves for such receivables, as shown on the Interim Balance Sheet, are calculated consistent with past practice. To the Knowledge of the Company, there is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of any receivables related to the amount or validity of such receivable, and to the Company's Knowledge, no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor.

(e)The Company maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company or any Subsidiary thereof; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company or any Subsidiary thereof; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or any Subsidiary thereof that could have a material effect on the financial statements. The Company has made available to Parent accurate and complete copies in all material respects of written descriptions of, and policies, manuals and other documents promulgating, such internal accounting controls. Since September 30, 2012, there have not been any changes in the internal control of the Company over financial reporting that have materially affected, or are reasonably likely to materially affect, the internal control of the Company over financial reporting. To the Company's Knowledge, neither the Company nor any independent auditors have (A) identified any significant deficiency or material weakness in the design or operation of the internal control of the Company over financial reporting, (B) identified any fraud, whether or not material, that involves management or other employees who have a role in the preparation of the financial statements of the Company or the internal control of the Company over financial reporting, or (C) received any claim or allegation regarding any of the foregoing.

4.8.    Absence of Certain Developments. Except as set forth in Section 4.8 of the Disclosure Schedules or as permitted or contemplated by this Agreement, between the date of the Interim Financial Statements and the date of this Agreement, the Company, along with its Subsidiaries, has conducted its business in the ordinary course consistent with past practice. Except as set forth in Section 4.8 of the Disclosure Schedules, between September 30, 2012 and the date of this Agreement, there has not been any action taken by either the Company or its Subsidiaries that, if such action have been taken during the period from the date of this Agreement through the Closing Date without Parent's consent, would constitute a breach of Section 6.3.

4.9.    Title to Properties.

(a)Owned Real Property. Neither the Company nor any Subsidiary thereof owns any land, buildings, structures, easements or other rights and interests appurtenant thereto (including air, oil, gas, mineral and water rights) (“Real Property”) or is a party to any Contract to purchase or sell any Real Property.

(b)Leased Real Property.

(i)Section 4.9(b)(i) of the Disclosure Schedules sets forth a list of all leases of Real Property (including all amendments, guaranties and other agreements with respect thereto) (collectively, the “Real Property Leases”) to which the Company or any Subsidiary thereof is a party (such property, the “Leased Real Property”) and the address of each parcel of Leased Real Property. The Company has heretofore delivered to Parent true and correct copies in all material respects of all Real Property Leases. Except as set forth in Section 4.9(b)(i) of the Disclosure Schedules, with respect to each of such Real Property Leases, (A) such lease is legal, valid, binding and enforceable against the Company or the Subsidiary, as applicable, and is in full force and effect; and (B) the Company or any Subsidiary that leases any Leased Real Property holds a valid leasehold interest in the applicable Leased Real Property, free of any Liens (other than Permitted Liens); (C) neither the Company nor any Subsidiary thereof nor, to the Company's Knowledge, any other party to such lease, is in material breach or default under such lease, and no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination or modification of, or acceleration of rent under, such lease.

(ii)The Leased Real Property comprises all of the Real Property used in, or otherwise related to, the Company's business. Each Leased Real Property is in all material respects in good operating condition and repair and is suitable for the conduct of the business as presently conducted therein. Neither the operation of the Company's business on the Leased Real Property nor, to the Company's Knowledge, any of the Leased Real Property, violates any provisions of Law relating to such property or operations thereon. No Company or any Subsidiary thereof could be reasonably likely to be required to expend more than $10,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Real Property Lease. Each Company and each Subsidiary thereof has performed in all material respects its respective Liabilities and obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing Liability with respect to such terminated real property leases. Neither the Company nor any Subsidiary thereof is a party to any Contract or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed by the Company or any Subsidiary thereof with respect to any of the Leased Real Property.

(iii)No Person has been granted by the Company or any Subsidiary thereof, pursuant to any Contract, any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof. Neither the Company nor any Subsidiary thereof has collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

(iv)Neither the Company nor any Subsidiary thereof owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, dispose of or lease the Leased Real Property or any portion thereof or interest therein.

(v)Neither the Company nor any Subsidiary thereof has received written notice of any sale or other disposition of the Leased Real Property or any part thereof.

4.10.    Title to Assets; Condition and Sufficiency of Assets. The Company and each Subsidiary thereof owns its property and assets free and clear of all Liens, except for (i) Permitted Liens, (ii) Liens that arise in the ordinary course of business and do not materially impair the Company's or a Subsidiary's ownership or use of such property or assets and (iii) such Liens described in Section 4.10 of the Disclosure Schedules. With respect to the personal property and assets it leases, the Company and each Subsidiary thereof (i) is in material compliance with such leases, (ii) holds a valid leasehold interest free of any Liens (other than Permitted Liens), and (iii) has made available to Parent true and correct copies in all material respects of all such leases. Except for reasonable wear and tear, the assets, buildings, structures and equipment of the Company and each Subsidiary thereof currently used in the operation of the business are in all material respects in good operating condition and repair and are suitable for the uses and purposes for which they are presently used and are sufficient for the conduct of the Company's business as currently conducted.

4.11.    Contracts and Commitments.

(a)Section 4.11(a) of the Disclosure Schedules lists all of the following Contracts to which the Company or any Subsidiary thereof is a party and which are in effect as of the date of this Agreement:

(i)Contracts that provide for the purchase of goods or services, including license agreements, sales representative agreements, reseller agreements and independent software vendor agreements, by the Company or any Subsidiary thereof from any Person that contemplate the expenditure by the Company or any Subsidiary thereof in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00);

(ii)Contracts that provide for the for the sale by the Company or any Subsidiary thereof of materials, supplies, goods, services, equipment or other assets that provides for either aggregate annual payments to the Company or any Subsidiary thereof in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00);

(iii)Contracts relating to the borrowing of money by the Company or any Subsidiary thereof, to the granting by the Company or any Subsidiary thereof of a Lien on any of its material assets, or any guaranty by the Company or any Subsidiary thereof of any Liability or obligation in respect of borrowed money or otherwise;

(iv)Contracts containing any Liability or obligation to provide support or maintenance for Company Products for any period in excess of twelve (12) months;

(v)Contracts continuing over a period of more than one year from the date thereof that are not terminable by each of the Company and its Subsidiary that are a party thereto upon thirty (30) or fewer days' notice without penalty;

(vi)Contracts that limit the freedom of the Company or any Subsidiary thereof to compete in any line of business or with any Person or in any area or which would so limit the Company or any Subsidiary thereof after the Closing Date, including any agreement containing covenants or other Liabilities or obligations granting or containing any current or future commitments regarding exclusive rights, non-competition or “most favored nations” restriction on the operation or scope of its businesses or operations, or similar terms;

(vii)agreements with any employee, officer or consultant that require the Company or any Subsidiary thereof to pay compensation to such employee, officer or consultant in excess of $100,000;

(viii)powers of attorney executed on behalf of the Company or any Subsidiary thereof;

(ix)any partnership, joint venture or other similar agreement or arrangement;

(x)any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(xi)any agreement requiring the escrow of any source code or other software or technology owned by the Company or any Subsidiary thereof;

(xii)any Material In-Bound IP Agreement and any Material Out-Bound IP Agreement;

(xiii)any agreement providing for indemnification, guaranty or guaranteed results; and

(xiv)any agreement that if, terminated, would reasonably be expected to have a Material Adverse Effect.

(b)Except as set forth in Section 4.11(b) of the Disclosure Schedules, (i) neither the Company nor any Subsidiary thereof has materially breached any Contract set forth in Section 4.11(a) of the Disclosure Schedules, and to the Company's Knowledge, no Contract set forth in Section 4.11(a) of the Disclosure Schedules has been materially breached in any respect or cancelled by the other party and has not been duly cured or reinstated, (ii) neither the Company nor any Subsidiary thereof is in receipt of any written claim of default under any such Contract, agreement or arrangement and (iii) to the Company's Knowledge, no event has occurred that with the passage of time or the giving of notice or both would result in a material breach or default under any such Contract, agreement, matter or arrangement. To the Company's Knowledge, each Contract and commitment listed in Section 4.11(a) of the Disclosure Schedules is valid, binding, in full force and effect, and enforceable against the Company and each Subsidiary thereof that is party thereto and, to the Company's Knowledge, against the other party thereto (except as the enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws relating to or limiting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity) and will continue to be legal, valid, binding, in full force and effect, and enforceable following the consummation of the transactions contemplated by this Agreement without obtaining any consent, including with respect to any deemed assignment or transfer, and without the payment of any penalties, special assessments, or other amounts as a result of the Company entering into this Agreement or the consummation of the transactions contemplated hereby. With respect to each Contract and commitment listed in Section 4.11(a) of the Disclosure Schedules, the Company has made available to Parent a correct and complete copy in all material respects of each written Contract and commitment (as amended to date).

(c)Except as set for in Section 4.11(c) of the Disclosure Schedules, no third party consents shall be required to assign or transfer the agreements listed in Section 4.11(a) of the Disclosure Schedules from the Company or any Subsidiary thereof to the Surviving Corporation (the consent that is specifically designated in Section 4.11(c) of the Disclosure Schedules as “Designated Third Party Consent” is referred to as the “Designated Third Party Consent”).

4.12.    IP Rights.

(a)For purposes of this Agreement, the following terms shall be defined as follows:

(i)“IP Rights” shall mean any and all of the following in any country: (A) Copyrights, Patent Rights, Trademark Rights, domain name registrations, moral rights, rights in trade secrets, and all other intellectual property rights (including all rights that are similar, analogous and corresponding to any of the foregoing); and (B) the right (whether at law, in equity, by Contract or otherwise) to use or otherwise exploit any of the foregoing;

(ii)“Company IP Rights” shall mean all IP Rights owned solely or co-owned by the Company or any Subsidiary thereof and all IP Rights exclusively licensed to the Company or any Subsidiary thereof;

(iii)“Copyrights” shall mean all copyrights and rights in copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright;

(iv)“Patent Rights” shall mean all issued patents and pending patent applications (which for purposes of this Agreement shall include utility models, design patents, certificates of invention and applications for certificates of invention and priority rights) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof; and

(v)“Trademark Rights” shall mean all rights in trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names.

(b)Section 4.12(b) of the Disclosure Schedules lists all Patent Rights, all domain name registrations and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) within the Company IP Rights, setting forth in each case (i) the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, and (ii) whether the Company IP Right is owned solely by the Company or any Subsidiary thereof, co-owned by the Company, or exclusively licensed to the Company. There are no Copyright registrations or applications for Copyright registrations within the Company IP.

(c)Section 4.12(c) of the Disclosure Schedules lists all Contracts in effect as of the date of this Agreement (other than shrink-wrap and similar publicly available end-user licenses with annual licensee fees of less than $50,000.00) under which any third party has licensed, granted or conveyed to the Company or any Subsidiary thereof any right, title or interest in or to any IP Rights that, individually or in the aggregate, are material to the conduct of the Company Business, or agreed to provide the Company or any Subsidiary thereof access to any software-as-a-service that is material to the conduct of the Company Business (each an “Material In-Bound IP Agreement”).

(d)Section 4.12(d) of the Disclosure Schedules lists all Contracts in effect as of the date of this Agreement (other than Contracts using the standard terms and conditions of the Company) under which the Company or any Subsidiary thereof has licensed, granted or conveyed to any third party any right, title or interest in or to any Company IP Rights that, individually or in the aggregate, are material to the conduct of the Company Business (each an “Material Out-Bound IP Agreement ”).

(e)Except as set forth on Section 4.12(e) of the Disclosure Schedules, all Company

IP Rights are owned solely by the Company or any Subsidiary thereof. The Company has no Knowledge that a party is currently pursuing any Action challenging the right, title or interest of the Company or any Subsidiary thereof in, to or under any IP Rights, or the validity, enforceability or claim construction of any Patent Rights.

(f)All Patent Rights and registered Trademark Rights (including applications) within the Company IP Rights (i) have been duly filed or registered (as applicable) with the relevant Governmental Authority(ies) in the jurisdictions listed in Section 4.12(b) of the Disclosure Schedules, (ii) are subsisting, and (iii) to the Company's Knowledge, are valid and enforceable. Except as otherwise indicated in Section 4.12(f) of the Disclosure Schedules, there are no actions that must be taken by the Company or any Subsidiary thereof within 60 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any such Patent Rights, registered Trademark Rights and applications to register Trademark Rights.

(g)The Company and each Subsidiary thereof has and enforces reasonable policies and procedures to protect and maintain the confidentiality of the proprietary know-how and trade secrets included in the Company IP Rights. Without limiting the foregoing, all current and former officers and employees of, and consultants and independent contractors to the Company or any Subsidiary thereof who have contributed in a material manner to the creation or development of any Company Product (as defined below) or any material Company IP Right have executed and delivered to the Company or such Subsidiary a Contract regarding the protection of proprietary information and the assignment to the Company or such Subsidiary, or by equivalent arrangement, of any IP Rights arising from services performed for the Company or such Subsidiary by such Person(s), substantially in one of the current forms of which Contracts have been made available in a data room for review by Parent or its advisors (and containing no material exceptions or exclusions with respect to the applicable Person's assignment of such IP Rights to the Company other than the exceptions or exclusions contained in the forms of such Contracts). To the Company's Knowledge, no current or former officers or employees of the Company or any Subsidiary thereof have materially breached any term of any such Contracts.

(h)To the Company's Knowledge, the conduct of the Company's business by the Company and each Subsidiary thereof does not, and when conducted by the Company and each Subsidiary thereof after the Closing in substantially the same manner and in the same jurisdictions will not, infringe, violate or misappropriate any valid and enforceable IP Rights of any third Person, violate any person's valid and enforceable privacy, publicity, or personal information or data rights, or constitute unfair competition or trade practices under the laws of any such jurisdiction.

(i)To the Company's Knowledge, as of the date of this Agreement, no Company IP Rights are being infringed or misappropriated by any third party.

(j)Part 1 of Section 4.12(j) of the Disclosure Schedules sets forth a list of all products currently distributed or offered to third parties by the Company or any Subsidiary thereof (collectively, the “Company Products”). Part 2 of Section 4.12(j) of the Disclosure Schedules sets forth a list of all material software that is incorporated in or distributed with any Company Products (including software that is provided on a software-as-a-service basis as part of or in conjunction with the Company Products) and is subject to any “open source,” “copyleft” or similar types of license obligations (“Open Source Software”). For each such item of Open Source Software, Part 2 of Section 4.12(j) of the Disclosure Schedules includes: (i) a description of the functionality of the Open Source Software, (ii) the applicable license terms (or any identification of the title of the commonly published license to which such Open Source Software is subject), (iii) the applicable Company Product, (iv) the copyright holder of the Open Source Software, if known, and (v) an indication of whether the Company or any Subsidiary thereof modified the Open Source Software.

(k)No government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of (i) the Company Products or (ii) any Company IP Rights. No Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Company Products or any such Company IP Rights based on such funding or use of such facilities or resources.

(l)Except for confidential disclosure to employees and contractors involved in the creation and development of Company Products or any software or other technology of the Company or any Subsidiary thereof, neither the Company nor any Subsidiary thereof has disclosed, delivered or licensed, or has a duty or obligation (whether present, contingent, or otherwise) under any Contract to disclose, deliver or license, the source code for any software within the Company IP that is included in the Company Products to any third party. For avoidance of doubt, the representation and warranty in this Section 4.12(l) does not apply to Open Source Software, which is addressed by Section 4.12(j).

(m)None of the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any limitation on any right, title or interest in or to any Company IP Rights under any Contract of the Company or any Subsidiary thereof, (ii) require, under a Contract of the Company or any Subsidiary thereof, Parent or any of its Subsidiaries, or the Company or any Subsidiary thereof, to grant to any third party any right to or with respect to any IP Rights owned by, or licensed to, any of them, (iii) require Company or any of its Subsidiaries to grant, assign or transfer to any third Person any license or other right or interest under, to or in any of the Company IP Rights under any Contract of the Company or any Subsidiary thereof, (iv) result in any other Person having the right or option to cause, create, impose or declare a loss of, or encumbrance on, any Company IP Rights under any Contract of the Company or any Subsidiary thereof; (v) cause any breach or other violation of any requirements of any Laws or Company's or its Subsidiaries' policies or procedures related to privacy, publicity, data protection, or the collection and use of personal information collected, used, or held for use by the Company or any Subsidiary thereof, or (vi) require, under any Contract of the Company or any Subsidiary thereof, Parent or any of its Subsidiaries, or the Company or any Subsidiary thereof, to pay any royalties or other material amounts, or offer any discounts, to any third Person; except, with respect to each of the foregoing subsections (i) through (vi), to the extent that the events, requirements, results, consequences and other Liabilities described in such subsections (i) through (vi) would have occurred or arisen in the absence of this Agreement or the transactions contemplated hereby. For avoidance of doubt, the representations and warranties in this Section 4.12(m) pertain to the consequences of the Company entering into this Agreement and undertaking the transactions contemplated hereby, and not to any Liability arising from or related to the acts or omissions of Parent or its Affiliates (including any other Contract of Parent or its Affiliates) or any Liability arising from or related to events occurring (including any Contract entered into) after the Closing Date.

(n)Neither the Company nor any Subsidiary thereof is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate (because of such participation) the Company or any Subsidiary thereof to grant or offer to any other Person any license or right to any Company IP Rights.

4.13.    Permits. Except as set forth in Section 4.13 of the Disclosure Schedules, the Company and each Subsidiary thereof owns or possesses all right, title and interest in and to all of the Permits that are necessary to own and operate the business of the Company as presently conducted. The Company and each Subsidiary thereof is in compliance in all material respects with the terms and conditions of such Permits, and neither the Company nor any Subsidiary thereof has received any written notice that it is in violation in any material respect of any of the terms or conditions of such Permits.

4.14.    Litigation; Proceedings. Except as set forth in Section 4.14 of the Disclosure Schedules, there are no actions, suits, proceedings, hearings, orders, investigations, charges, complaints or claims (“Actions ”) pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary thereof, any of the assets of the Company or any Subsidiary thereof or the business of the Company that the Company or any Subsidiary thereof believes would be reasonably likely to result in Losses in excess of $50,000.

4.15.    Compliance with Laws. Except as set forth in Section 4.15 of the Disclosure Schedules, the Company and each Subsidiary thereof is in material compliance with each applicable Law relating to the Company or any Subsidiary thereof or its business or properties. Except as set forth in Section 4.15 of the Disclosure Schedules, no written notice has been received by the Company or any Subsidiary thereof from any Governmental Authority or any Person alleging a violation of or Liability under any applicable Law.

4.16.    Environmental Matters. Except as set forth in Section 4.16 of the Disclosure Schedules, (a) the Company and each Subsidiary thereof is in material compliance with all Environmental Laws, (b) neither the Company nor any Subsidiary thereof has received any written notice from any Governmental Authority regarding any violation of, or any Liability for property damage, penalties, response costs or investigatory or remedial obligations arising under, any Environmental Law with respect to the Leased Real Property or the operations of the Company or any Subsidiary thereof and (c)

neither the Company nor any Subsidiary thereof has handled or Released any Hazardous Materials so as to give rise to any Liabilities for remedial obligations pursuant to Environmental Laws.

4.17.    Labor Matters.

(a)Section 4.17(a) of the Disclosure Schedules contains a complete and accurate list of all employees of the Company and each Subsidiary thereof as of the date of this Agreement which for the calendar year 2012 will receive or are reasonably likely to receive more than One Hundred Thousand and 00/100 Dollars ($100,000.00) of cash compensation, showing the position, annual base salary and bonus potential for each such employee.

(b)Neither the Company nor any Subsidiary thereof is bound by or subject to (nor is any of their assets or properties bound by or subject to) any written or oral, express or implied, Contract, commitment or arrangement with any labor union with respect to the employment of any of their employees, and, to the Company's Knowledge, no labor union has requested or sought to represent any of the employees of the Company or any Subsidiary thereof. There is no, and during the past three (3) years there has not been any, strike, picketing of any nature, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout, in each case involving the employees of the Company or any Subsidiary thereof, nor to the Company's Knowledge, is any such strike, picketing of any nature, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or threatened, nor does the Company have Knowledge of any labor organization activity involving employees of the Company or any Subsidiary thereof.

(c)To the Company's Knowledge, and except for employees or other service providers of the Company that are to be terminated in connection with the transactions contemplated by this Agreement, no officer or key employee or contractor, or any group of key employees or contractors, intends to terminate their employment or engagement with the Company or any Subsidiary thereof, nor does the Company or any Subsidiary thereof have a present intention to terminate the services of any of the foregoing. The employment of each officer and employee of the Company and each Subsidiary thereof is terminable at the will of the Company or the Subsidiary thereof, as applicable.

(d)The Company and each Subsidiary thereof has complied, and is in compliance, in all material respects with all applicable Laws and regulations respecting labor, employment, fair employment practices, equal opportunity employment, work place safety and health, terms and conditions of employment and wages and hours. To the Company's Knowledge, the Company and each Subsidiary thereof is current in all material respects in its payments to its respective employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees or upon any termination of the employment of any such employee. None of the Company or its Subsidiaries has any material Liability or obligation to any current or former employee or independent contractor (in their respective capacities as such) as a result of the transactions contemplated by this Agreement.

(e)Except as set forth on Section 4.17(e) of the Disclosure Schedules, neither the Company nor any Subsidiary thereof has received notice that any employment policies or practices are currently being audited or investigated, and, to the Company's Knowledge, the employment policies or practice of the Company or any Subsidiary thereof are not subject to audit or investigation by any Governmental Authority.

(f)Except as set forth on Section 4.17(f) of the Disclosure Schedules, neither the Company nor any Subsidiary thereof is subject to any affirmative action Liabilities or obligations under any Laws, including Executive Order 11246, and is not a government contractor for purposes of any Laws with respect to the terms and conditions of employment by government contractors, including the Service Contracts Act or prevailing wage laws.

(g)Neither the Company nor any Subsidiary thereof has incurred any Liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the “WARN Act”), or any similar state or local Law which remains unsatisfied. Neither the Company nor any Subsidiary thereof has taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local applicable Law or regulation.

4.18.    Employee Benefit Plans.

(a)    Section 4.18(a) of the Disclosure Schedules sets forth a true and complete list or description of each material employee benefit plan, arrangement, policy, program or agreement and any amendments or modifications thereof (including any stock purchase, stock option, stock incentive, severance, employment, change-in-control, health/welfare plans, fringe benefit, bonus, incentive, deferred compensation, pension and other agreements, programs, policies and arrangements), whether formal or informal, oral or written, whether or not subject to ERISA, that is sponsored, maintained or contributed to as of the date of this Agreement by the Company, any Subsidiary thereof or any Commonly Controlled Entity (collectively, the “Company Benefit Plans”).

(b)    Except as set forth in Section 4.18(b) of the Disclosure Schedule, the Company and each Subsidiary thereof has previously provided or made available to Parent true and complete copies of each of the Company Benefit Plans and each of the following (if applicable): (i) the most recent actuarial valuation report for each Company Benefit Plan, (ii) the most recent determination letter from the Internal Revenue Service (“IRS”) for each Company Benefit Plan, (iii) any summary plan description by the Company or any Subsidiary thereof concerning the extent of the benefits provided under a Company Benefit Plan, (iv) any related trust agreement or other funding instrument, (v) the Form 5500, including the attached schedules, required to have been filed with the IRS for the past three years, and (vi) all correspondence with any Governmental Authority regarding the operation or the administration of any Company Benefit Plan.
(c)    Neither the Company, any Subsidiary nor Commonly Controlled Entity maintains or is required to contribute to, and has not within the three-year period ending on the date hereof maintained or contributed to, any Company Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law).
(d)    The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Company's Knowledge, nothing has occurred that is reasonably likely to result in the revocation of such letter.
(e)    The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable Laws. No action has been taken with respect to any of the Company Benefit Plans to either terminate any of such Company Benefit Plans or to cause distributions, other than in the ordinary course of business to participants under such Company Benefit Plans.
(f)    There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Company's Knowledge, threatened with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company or any Subsidiary thereof as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.
(g)    Each Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code is (x) exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA; and (y) either (I) has complied and continues to comply with all reporting and disclosure requirements of Part 1 of Title I of ERISA, or (II) has satisfied the alternative method for such compliance set forth in 29 C.F.R. §  2520.104-23.
(h)    Within the past three (3) years, neither the Company nor a Subsidiary thereof, and no Commonly Controlled Entity or, to the Company's Knowledge, employee of the Company or Commonly Controlled Entity, has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, nor has any such person breached any duty imposed by Title I of ERISA, with respect to any Company Benefit Plan. To the Company's Knowledge, no other person has engaged in such a prohibited transaction or breach.
(i)    All insurance premiums under any insurance policy related to a Company Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), and all material Liabilities and expenses of the Company and its Subsidiaries in respect of any Company Benefit Plan for any period up to and including the Closing Date have been made, paid, or accrued and booked on or before the Closing Date, and with respect to any such insurance policy or premium payment obligation, neither the Company nor a Subsidiary thereof or any Commonly Controlled Entity is subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability.
(j)    Each Company Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(l) of ERISA has been administered in all material respects in compliance with, and the Company and each Subsidiary thereof has otherwise complied in all material respects with, (i) the requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; (ii) the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder; and (iii) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act and the regulations promulgated thereunder.
(k)    Except as set forth in Section 4.18(k) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not (or will not upon termination of any individual's employment within a fixed period of time following such consummation) (i) entitle any employee, director or consultant to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or increase the amount of payment with respect to any compensation due to any employee, director or consultant or (iii) result in any payment which could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
(l)    Neither the Company nor any Subsidiary thereof has any Liability, whether absolute or contingent, including any obligations under any Company Benefit Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee.
(m)    Except as set forth in Section 4.18(m) of the Disclosure Schedule, neither the Company nor a Subsidiary thereof is (i) a party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder, or (ii) a party to, or otherwise obligated under, any Contract that provides for a gross up of taxes imposed by Section 409A of the Code. Each nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) is in material compliance and has been operated in material compliance with Section 409A of the Code.
(n)    Except as required by law, no condition or term under any relevant Company Benefit Plan exists that would prevent either the Company or a Subsidiary thereof from terminating or amending any Company Benefit Plan at any time for any reason without material Liability to the Company or Subsidiary (other than ordinary administration expenses or routine claims for benefits).
4.19.    Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary thereof has any Liabilities or obligations of the type required to be reflected or disclosed in a balance sheet prepared in accordance with GAAP arising out of transactions entered into prior to the date of this Agreement, other than (a) Liabilities reflected in the Interim Financial Statements (including the related notes thereto), (b) Liabilities incurred after the date of such Interim Financial Statements in the ordinary course of business, (c) contractual and other Liabilities of a type not required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, and (d) Company Transaction Expenses.

4.20.    Tax Matters.

(a)The Company and each Subsidiary thereof has filed all income Tax Returns and all other material Tax Returns that they were required to file under applicable Laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in compliance with all applicable Laws and regulations. All material taxes due and owing by the Company or any Subsidiary thereof (whether or not shown on such Tax Return) have been paid. Neither the Company nor any Subsidiary thereof currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary thereof does not file Tax Returns that the Company or any Subsidiary thereof is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary thereof.

(b)The Company and each Subsidiary thereof has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c)No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any Subsidiary thereof. Neither the Company nor any Subsidiary thereof has received from any federal, state, local or non-U.S. Taxing Authority (including jurisdictions where the Company or any Subsidiary thereof have not filed Income Tax Returns) any (i) written notice indicating an intent to open an audit or other review, or (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company or any Subsidiary thereof. The Company has delivered or otherwise made available to Parent copies of all federal, state, local and non-U.S. income Tax Returns filed with respect to the Company or any Subsidiary thereof for taxable periods ended on or after December 31, 2005. The Company has delivered or otherwise made available to Parent correct and complete copies of all federal, state, local and non-U.S. Income Tax Returns, examination reports and statements of deficiency assessed against or agreed to by the Company or any Subsidiary thereof filed or received since December 31, 2005.

(d)Neither the Company nor any Subsidiary thereof has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)Except as set forth in Section 4.20(e) of the Disclosure Schedule, neither the Company nor any Subsidiary thereof is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax law), and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or non-U.S. Tax law). Neither the Company nor any Subsidiary thereof has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company and each Subsidiary have disclosed on their federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Company nor any Subsidiary thereof is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any Subsidiary thereof (i) has been a member of an affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. Law filing a consolidated income Tax Return (other than a group the common parent of which was the Company), or (ii) has any Liability for the Taxes of any Person (other than the Company or any Subsidiary thereof) under Treasury Regulations §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contact, or otherwise.

(f)Section 4.20 of the Disclosure Schedules sets forth the following information with respect to the Company and each Subsidiary thereof: (i) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to the Company or any Subsidiary thereof and the extent to which any such item is limited pursuant to Code Section 382 or 383 (or any similar provision of state, local, or non-U.S. law); and (ii) the amount of any deferred gain or loss allocable to the Company or any Subsidiary thereof arising out of any intercompany transaction.

(g)The unpaid Taxes of the Company or any Subsidiary thereof (i) did not, as of September 30, 2012, exceed the reserve for Tax Liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company or any Subsidiary thereof in filing their Tax Returns. Since the date of the Interim Financial Statements, neither the Company nor any Subsidiary thereof has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h)Neither Company nor any Subsidiary thereof will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any:

(i)change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)“Closing Agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iii)intercompany transaction or excess loss account described in Treasury Regulations issued under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) occurring on or prior to the Closing Date; or

(iv)election under Code Section 108(i) made on or prior to the Closing Date.

(i)Within the past five (5) years, neither the Company nor any Subsidiary thereof has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(j)Neither the Company nor any Subsidiary thereof is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation §1.6011-4(b).

(k)Except as otherwise disclosed on Section 4.20 of the Disclosure Schedules, neither the Company nor any Subsidiary thereof (i) is a “controlled foreign corporation” as defined in Code Section 957, (ii) is a “passive foreign investment company” within the meaning of Code Section 1297, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the country in which it is organized.

(l)Neither the Company nor any Subsidiary thereof has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other Taxing Authority).

4.21.    Insurance. Section 4.21 of the Disclosure Schedules sets forth a list of all policies of fire, casualty, general liability, worker's compensation, vehicular or other insurance held by the Company or any Subsidiary thereof and all of such policies are in full force and effect and are from established insurers of recognized responsibility insuring against such losses and risks, and are in coverage amounts, as, in the Company's judgment, after advice from its insurance broker, are customary for corporations engaged in a similar business with similar resources. Neither the Company nor any Subsidiary thereof is in default with respect to any material provision contained in any such policy and has not failed to give any notice or present any material claim of which it has notice under any such policy in a timely fashion. Neither the Company nor any Subsidiary thereof has received or given a written notice of cancellation or nonrenewal with respect to any such policy and all premiums for such policies have been paid when due.

4.22.    Related Party Transactions. Except as set forth in Section 4.22 of the Disclosure Schedule, no employee, officer, or director of the Company or any Subsidiary thereof (a “Related Party ”) or member of such Related Party's immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director, member or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to the Company or any Subsidiary thereof, nor is the Company or any Subsidiary thereof indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Company's Knowledge, none of such Persons has any direct or indirect ownership interest in any Person with which the Company or any Subsidiary thereof is affiliated or with which the Company or any Subsidiary thereof has a business relationship, or any Person that competes with the Company or any Subsidiary thereof, except that employees, officers, directors, managers, members or partners of the Company or any Subsidiary thereof and members of such Related Party's immediate families may own stock in publicly traded companies that may compete or have a business relationship with the Company or any Subsidiary thereof. No Related Party or member of their immediate family is directly or indirectly interested in any Contract set forth in Section 4.11(a) of the Disclosure Schedules.

4.23.    Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws.

(a)The Company and its directors, officers, employees, accountants, attorneys, bankers, business advisers, consultants, agents and representatives have not, to obtain or retain business, directly or indirectly-offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment of any amount payable, to: (a) any Person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether government owned or nongovernment owned); (b) any political party or official thereof; (c) any candidate for political or political party office; or (d) any other individual or entity, while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office. Each transaction of each of the Company and its Subsidiaries is properly and accurately recorded on the books and records of such Person in all material respects, and each document upon which entries in such books and records are based is complete and accurate in all material respects. The Company maintains a system of internal accounting controls adequate to provide reasonable assurance that the Company and its Subsidiaries maintain no off-the books accounts and that the Company's and each of its Subsidiary's assets are used only in accordance with the Company's management directives.

(b)The Company and its Subsidiaries have complied in all material respects with all applicable customs laws and regulations of the United States or any other country. The Company and its Subsidiaries have accurately reported the tariff classification, quantity, dutiable value, charges, country of origin, and other information required to be reported on customs entry documents and in response to requests for information (CBP Form 28) received from the U.S. Customs and Border Protection (“CBP”) and have complied in all material respects with all country of origin marking requirements applicable to its imports. The Company's and its Subsidiaries' imports are not subject to antidumping duties, countervailing duties, or any quotas or visa requirements or, if subject to quotas or visa requirements, have complied fully with all applicable quota and visa requirements. All claims that the Company and the Company Subsidiaries have made with respect to eligibility for preferential duty treatment for its imports comply in all material respects with applicable Laws. Neither the Company nor any of its Subsidiaries has received any notice of fine or penalty, notice of seizure, notice of exclusion, notice of audit, or notice of duty advance from CBP and has not been informed that it is subject to any investigation or review by CBP. The Company and its Subsidiaries have no pending prior disclosure of apparent violation(s) of customs law or regulations, CBP ruling requests, protests of CBP action, or litigation relating to its imports and to the Knowledge of the Company, no other action or restriction that could reasonably be expected to limit the Company's or any of its Subsidiary's ability to continue import operations as currently conducted by the Company and its Subsidiaries is pending or threatened.

(c)The Company and its Subsidiaries have complied in all materials respects with all applicable U.S. export control laws and regulations, including without limitation thereto the Arms Export Control Act, the Export Administration Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Regulations, anti-boycott regulations, and the International Traffic in Arms Regulations, or any similar laws of other countries. There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Company's Knowledge, threatened against the Company or any Subsidiary pursuant to these laws or regulations, and neither the Company nor any of its Subsidiaries, nor their respective Affiliates, has received any written or oral notice, report or other information regarding any. There are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which could reasonably be expected to prevent compliance with, or which have given rise to or will give rise to any Liability under these laws or regulations. The Company and its Subsidiaries have no pending prior disclosure of apparent violation(s) of the aforementioned Laws or regulations, and to the Knowledge of the Company, no other action or restriction that could reasonably be expected to limit the Company's ability to export or to transact business outside of the United States as currently conducted by the Company and its Subsidiaries is pending or threatened.

4.24.    No Brokers. Except as disclosed in Section 4.24 of the Disclosure Schedules, no Person is entitled to receive any brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of the Company or any Subsidiary thereof.

4.25.    Customers and Suppliers. Section 4.25 of the Disclosure Schedules sets forth a complete and correct list of (i) the ten (10) largest customers (based on gross sales to such customers) of the Company and its Subsidiaries, taken as a whole, for each of the two most recently completed fiscal years and the nine (9) months ended September 30, 2012 (the “Material Customers”) and sets forth opposite the name of each such Material Customer the percentage of gross sales attributable to such Material Customer during each such period, and (ii) the ten (10) largest suppliers of the Company and its Subsidiaries, taken as a whole, for each of the two (2) most recently completed fiscal years and the nine (9) months ended September 30, 2012 in terms of the aggregate dollar amount of gross purchases made by such suppliers in such periods (the “Material Vendors”) and sets forth opposite the name of each Material Vendor the amount paid to such Material Vendor during each such fiscal year. Except as set forth on Section 4.25 of the Disclosure Schedules, during the 12 month period prior to the date of this Agreement, (i) no Material Customer has provided notice or indicated that any such Material Customer, as the case may be, intends to cease being a customer of the Company or any Subsidiary thereof or intends to decrease the rate of, or change the terms with respect to, buying products from the Company or any Subsidiary thereof (whether as a result of the consummation of the transactions contemplated hereby or otherwise) and (ii) no Material Vendor has provided notice or indicated that such Material Vendor intends to cease doing business with the Company or any Subsidiary thereof or intends to decrease the rate of, or change the terms with respect to, supplying materials, products or services to the Company or any Subsidiary thereof (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

4.26.    Names and Locations; Offices and Bank Accounts. Except as set forth on Section 4.26 of the Disclosure Schedules, (i) during the three (3) year period prior to the execution and delivery of this Agreement, neither the Company nor any Subsidiary thereof has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business, other than the names (or a derivation thereof) set forth on the signature pages hereto. Section 4.26 of the Disclosure Schedules lists all directors, officers, bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Company and each Subsidiary thereof.

4.27.    Inventory. Except as set forth in Section 4.27 of the Disclosure Schedules, all inventory of the Company, whether or not reflected on any balance sheet, consists of a quality and quantity usable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the balance sheets.

4.28.    Warranties. Each Company Product manufactured, sold, leased, or delivered by the Company or any Subsidiary thereof has been in material conformity with applicable contractual commitments and express and implied warranties with respect to such product. To the Company's Knowledge, neither the Company nor any Subsidiary thereof has any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair of any Company Product or other damages in connection therewith. No Company Product manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale made available to the Parent.

4.29.    Disclosures. The representations and warranties contained in this Article IV, as qualified by the Disclosure Schedules, do not contain any untrue statement of a material fact or (to the Knowledge of the Company) omit to state any material fact necessary in order to make the statements contained in this Article IV not misleading. To the Company's Knowledge, there are no facts or circumstances relating to the condition of the Company or its Subsidiaries that would reasonably be likely to have a Material Adverse Effect.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants to the Company that:
5.1.    Organization and Power. Parent is a corporation validly existing and in good standing under the Laws of the State of North Carolina. Merger Sub is a corporation validly existing and in good standing under the Laws of the State of Delaware. Each of Parent, Merger Sub and Foreign Purchaser has all requisite corporate power and corporate authority to execute and deliver this Agreement and each document and agreement contemplated hereby to which each is a party, and to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder.

5.2.    Authorization. The execution, delivery and performance by Parent, Merger Sub and Foreign Purchaser of this Agreement and the other agreements contemplated hereby to which each is a party and each of the transactions contemplated hereby or thereby and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action or other action on the part of Parent, Merger Sub and Foreign Purchaser. This Agreement has been duly executed and delivered by Parent and Merger Sub, and this Agreement constitutes, and each of the other agreements contemplated hereby upon execution and delivery by Parent, Merger Sub and Foreign Purchaser as applicable will constitute, valid and binding obligations of Parent, Merger Sub and Foreign Purchaser, enforceable against Parent, Merger Sub and Foreign Purchaser in accordance with their respective terms, except as the enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws relating to or limiting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

5.3.    Board Approval. The respective boards of directors of Parent and Merger Sub have (a) determined that this Agreement and the consummation of the Merger are advisable, and (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the Merger.

5.4.    No Violation.

(a)The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of each of the transactions contemplated hereby will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws (or similar governing documents) of either Parent or Merger Sub, (ii) assuming satisfaction of the requirements set forth in Section 5.4(b), violate any Law or Order to which either Parent or Merger Sub is subject or (iii) violate, breach or constitute a default under or give rise to a right of termination, modification, cancellation or acceleration of any right or obligation of either Parent or Merger Sub under, or result in the creation of a Lien on any of the properties or assets of either Parent or Merger Sub pursuant to, any provision of any Contract binding upon either Parent or Merger Sub or any license, franchise, permit or other similar authorization held by Parent or Merger Sub.

(b)The execution, delivery and performance by Parent or Merger Sub of this Agreement and the consummation of each of the transactions contemplated hereby will not require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority or other Person under the provisions of any Law (except as required under or in relation to the North Carolina Business Corporation Act or the DGCL, as applicable, with respect to the filing of the Certificate of Merger).

5.5.    Litigation. There are no Actions pending or, to Parent's Knowledge, threatened against or affecting either Parent or Merger Sub, at law or in equity, or before or by any Governmental Authority, domestic or foreign, which would adversely affect either Parent's or Merger Sub's ability to consummate the Merger contemplated hereby.

5.6.    No Brokers. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of either Parent or Merger Sub.

5.7.    Disclosure. Except for the representations and warranties of the Company set forth in Article IV and the other transaction documents and agreements contemplated hereby, Parent and Merger Sub are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied. The representations and warranties of the Company set forth in Article IV and the other transaction documents and agreements contemplated hereby constitute the sole and exclusive representations and warranties to Parent and Merger Sub in connection with the Merger and the other transactions contemplated by this Agreement and the other transaction documents and agreements contemplated hereby, and Parent and Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature, express or implied, are specifically disclaimed by the Company.

ARTICLE VI.

COVENANTS PRIOR TO CLOSING

6.1.    Commercially Reasonable Efforts. From the date hereof and prior to the Closing Date, each of the parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the Merger and the other transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the conditions to Closing set forth in Article VIII). In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action.

6.2.    Press Releases and Public Announcements. From the date hereof and prior to the Closing Date, no party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Parent and the Company; provided, however, that (i) after the execution of this Agreement, Parent may issue a press release in substantially the form previously furnished to the Company and hold an investors conference call to announce the execution of this Agreement and the material terms of the transactions contemplated hereby, and (ii) after giving the Company and the Escrow Representative a reasonable opportunity to review, Parent may issue any other press release, make any public announcement or file any document or application with any

Governmental Authority or other Person as and to the extent required (as determined in the reasonable discretion of Parent or its legal counsel) under applicable Laws.

6.3.    Conduct of Company Business. From the date hereof and prior to the Closing Date or, if earlier, the termination of this Agreement in accordance with the terms of Article IX, the Company shall, and shall cause its Subsidiaries to, except (a) as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), or (b) as set forth on Section 6.3 of the Disclosure Schedules:

(a)conduct its business only in the usual and ordinary course of business in accordance with the past practice;

(b)maintain and preserve substantially intact its business organization and the goodwill of those having business relationship with the Company;

(c)not redeem, purchase or otherwise acquire any of its outstanding equity securities or any rights to acquire its equity securities other than repurchases from terminated service providers;

(d)not declare, pay or set aside for payment any dividend;

(e)not split, combine, issue or reclassify any shares of capital stock of the Company;

(f)other than in the ordinary course of business, not sell, transfer or encumber any assets of the Company that are material to the Company's business as conducted as of the date of this Agreement, except for encumbrances necessary to incur New Debt (as defined below);

(g)not prematurely terminate, materially amend or knowingly waive any material right under a Contract listed in Section 4.11(a) of the Disclosure Schedules;

(h)not make any non-ordinary course of business expenditure in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00), other than for repayments of Indebtedness

(i)not incur any new indebtedness for money borrowed in excess of $8,000,000 (“New Debt”);

(j)not make any acquisition of any material assets, business or entity;

(k)not increase the compensation of directors, officers or employees or establish or amend any compensatory or benefit plan, of the Company, other than as required by any Law or by terms of agreements in existence as of the date of this Agreement or increases effected in the ordinary course of business;

(l)not commence, offer to settle or settle a lawsuit or legal proceeding, except for collection actions in the ordinary course of business of the Company, where the Company determines in good faith that failure to commence a proceeding could result in the material impairment of a material right of the Company or in connection with an alleged breach of this Agreement;

(m)not make or change any election concerning Taxes or amend any Tax Return;

(n)not make any changes in financial or tax accounting methods, principles or practices, or change the annual accounting period, except to the extent required by GAAP, any Law or regulation;

(o)not adopt a plan or agreement of liquidation or dissolution; and

(p)not enter into any agreement with respect to, or resolve or take any action to do, any of the foregoing.

6.4.    Notices of Certain Events. Prior to the Effective Time, the Company shall promptly notify Parent of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) any actions, suits, claims, investigations or proceedings commenced or, to the Company's Knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement; (d) any inaccuracy of any representation or warranty of the Company contained in this Agreement that would cause the condition to Closing set forth in Section 8.3(a) not to be satisfied and (e) any failure of the Company or the Escrow Representative to comply with or satisfy any covenant or agreement set forth in this Article VI to be complied with or satisfied by it hereunder that would cause the condition to Closing set forth in Section 8.3(b) not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

6.5.    Access. From the date hereof and prior to the Closing Date, subject to the provisions of the Confidentiality Agreement, upon reasonable prior written notice to the Company the Company shall permit Parent and Parent's Affiliates, employees, agents, consultants, accountants and legal counsel to (a) have reasonable access to its premises, facilities, books and records (including Tax records) and all other documents or agreements pertaining to the Company or its business during normal business hours, and (b) visit and inspect any of its properties during normal business hours. The Company will cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate with Parent and Parent's representatives in connection with such investigation and examination, and Parent and its representatives will cooperate with the Company and its representatives and will use its commercially reasonable efforts to minimize any disruption to the business.

6.6.    Company Stockholder Approval. The Company, acting through the Company Board, shall use its commercially reasonable efforts, consistent with the fiduciary duties of the Company Board, applicable Laws (including the DGCL) and the Company's certificate of incorporation and bylaws, to as promptly as practicable, deliver to each Company Stockholder an action by written consent of the Company Stockholders for the purpose of securing the Required Company Vote to adopt this Agreement.

The Company Board will recommend to the Company Stockholders that they adopt this Agreement (the “Company Recommendation”) and will include the Company Recommendation in any proxy or information statement delivered to the Company Stockholders in connection with holding such stockholder meeting or obtaining such written consent.

6.7.    Company Stockholder Materials. Promptly after the execution of this Agreement, the Company shall prepare, in consultation with Parent, and deliver a proxy or information statement, form of proxy or action by written consent and all information that may be required to be given to the Company Stockholders who have not signed the Written Consent pursuant to the DGCL and CCC in connection with the Merger, including, to the extent applicable, adequate notice of the Merger, and information concerning appraisal rights under the DGCL and information concerning dissenters' rights under the CCC (the “Company Stockholder Materials ”). The proxy or information statement shall also include a description of the material terms of this Agreement and the transactions contemplated hereby and such information about Parent as Parent may reasonably approve. Prior to the delivery of the Company Stockholder Materials, Company shall have given Parent and its counsel a reasonable opportunity (but in no event fewer than two days) to review and comment on reasonably final drafts of the Company Stockholder Materials.

6.8.    Parachute Payments. As soon as practicable following the date hereof, the Company will (to the extent the requisite waivers described below are obtained) seek the approval by such number of stockholders of the Company as is required by the terms of Code Section 280G(b)(5)(B) so as to render the parachute payment provisions of Code Section 280G inapplicable to any and all accelerated vesting, payments, benefits, options, and/or stock provided pursuant to agreements, contracts, or arrangements that might otherwise result from the Merger or the other transactions contemplated by this Agreement, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Code Section 280G, with such stockholder vote to be obtained in a manner that satisfies all applicable requirements of the DGCL and of Code Section 280G(b)(5)(B) and the Treasury Regulations promulgated thereunder (the “280G Stockholder Vote”). In connection therewith, the Company shall take commercially reasonable efforts to obtain and deliver to Parent, prior to the initiation of the 280G Stockholder Vote, a parachute payment waiver agreement from each Person whom the Company reasonably believes is a “disqualified individual” (within the meaning of Code Section 280G(c) and the Treasury Regulations promulgated thereunder), as determined immediately prior to the 280G Stockholder Vote, and who might otherwise have, receive or have the right or entitlement to receive any payments or benefits from the Merger or the other transactions contemplated by this Agreement that would be subject to treatment as parachute payments within the meaning of Code Section 280G. Pursuant to such parachute payment waiver agreements, each such Person shall agree to waive any and all right or entitlement to receive payments or benefits to the extent the value thereof would result in the payments or benefits, separately or in the aggregate, being treated as a “parachute payment” (as defined in Section 280G(b)(2)(A) of the Code), unless the requisite stockholder approval of such payments or benefits is obtained pursuant to the 280G Stockholder Vote.

6.9.    No Solicitation or Negotiation.

(a)The Company will, and will cause its respective officers, directors, representatives and agents (including any investment banker, attorney or accountant retained by it) (collectively,

“Company Representatives”) to, immediately cease any existing discussions or negotiations, if any, with any Person that may be ongoing with respect to an Acquisition Proposal. The Company will not, and will use its commercially reasonable efforts to cause its Company Representatives not to, directly or indirectly, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms of Article IX: (i) solicit, initiate or knowingly encourage an Acquisition Proposal, (ii) furnish or disclose to any Person non-public information with respect to an Acquisition Proposal, (iii) negotiate or engage in substantive discussions with any Person with respect to an Acquisition Proposal, or (iv) enter into any agreement (whether or not binding) or agreement in principle with respect to an Acquisition Proposal.

(b)The Company hereby agrees and by approval of this Agreement the Company Board hereby agrees that the Company Board shall not withdraw or amend in a manner adverse to Parent the Company Recommendation in favor of the adoption of this Agreement, regardless of any facts, events or circumstances that may be known as of the date hereof or become known after the date hereof. Nothing herein shall prohibit the Company or the Company Board from making any disclosure to the Company Stockholders if the Company Board determines in good faith that such disclosure is required by applicable Law.

6.10.    Foreign Acquisitions. As soon as practicable but in any event on the first Business Day after Parent notifies the Company in writing that all of the conditions to Closing set forth in Section 8.3 have been fully satisfied, other than those set forth in Sections 8.3(a) and 8.3(c)(i), and that Parent and Merger Sub have irrevocably committed to consummate the Merger and the other transactions contemplated by this Agreement, but subject to the satisfaction in full of all conditions to Closing set forth in Section 8.1 and Section 8.2 (other than Sections 8.2(a), 8.2(c)(i) and 8.2(d)): (a) each of the Company, Amalfi Semiconductor Ltd., a Cayman Islands corporation (“Amalfi Cayman ”) and RF Micro Devices (Cayman Islands), Ltd., an exempted company incorporated under the laws of the Cayman Islands with limited liability (“Foreign Purchaser ”), shall consummate the closing under the Assignment and Assumption Agreement of even date herewith, in the form attached hereto as Exhibit B (the “Assignment Agreement ”); and (b) each of the Company and Foreign Purchaser shall consummate the closing under the Intangible Property Purchase Agreement of even date herewith, in the form attached hereto as Exhibit C (the “IP Purchase Agreement”). The Company shall duly perform, and shall cause Amalfi Cayman to duly perform, their respective obligations under the Assignment Agreement and the IP Purchase Agreement to the extent such obligations are required to be performed prior to the Effective Time, and Parent shall cause Foreign Purchaser to duly perform its obligations under the Assignment Agreement and the IP Purchase Agreement to the extent such obligations are required to be performed prior to the Effective Time.

6.11.    Designated Third Party Consent. The Company shall use all commercially reasonable efforts to obtain the Designated Third Party Consent, and Parent shall reasonably cooperate with the Company's efforts to obtain the Designated Third Party Consent.

ARTICLE VII.

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

7.1.    Indemnification. Subject to the limitations in and terms of this Article VII, from and after the Closing, Parent, Merger Sub, the Surviving Corporation and their respective Affiliates, officers, directors, employees, stockholders, agents and representatives (each a “Parent Indemnitee” and collectively, the “Parent Indemnitees”) shall be entitled to be indemnified and held harmless by the Escrow Participants (severally in proportion to their respective Escrow Participation Percentages and not jointly) from and against the Specified Percentage of any loss, Liability, fine, penalty, deficiency, damage or expense (including reasonable legal, accounting, and professional services expenses and costs incurred in the investigation, defense or settlement thereof or the enforcement of any rights hereunder but excluding any special, consequential, exemplary or punitive damages (other than special, consequential, exemplary or punitive damages payable to a third party in connection with a claim by such third party that is indemnifiable hereunder) (each a “Loss” or collectively, “Losses”) that any Parent Indemnitee incurs or sustains (including Losses incurred or sustained as a result of any accrual of any potential future Loss required under GAAP) as a result of:

(a)any breach by the Company of any representation or warranty contained in Article IV of this Agreement (provided in determining the amount of Losses suffered with respect to any breach (but not in determining whether a breach has occurred) all “materiality”, “in any material respect” or “in all material respects”, “Material Adverse Effect” or any similar qualifiers contained therein shall not be given any effect) or any certificate delivered by the Company at the Closing pursuant to this Agreement;

(b)any breach by the Company of any covenant or agreement contained in this Agreement required to be performed prior to the Closing; and

(c)the excess, if any, of the aggregate amount paid to Company Stockholders exercising any appraisal rights under the DGCL or dissenter's rights under the CCC over the amount such Company Eligible Holders would have otherwise received pursuant to Section 3.1(c) hereof, plus the reasonable cost of defending any Action brought as a result of the exercise of such appraisal rights pursuant to the DGCL or dissenter's rights under the CCC.

If the Designated Third Party Consent shall not have been obtained by the Company prior to the Effective Time, and Parent reasonably determines that the Designated Third Party Consent is required to be obtained following the Effective Time, Parent (i) shall reasonably consult with and keep the Escrow Representative informed with respect to its efforts to obtain the Designated Third Party Consent, (ii) shall be entitled to recover from the Escrow Fund upon demand 75% of any amounts required to be paid by the Surviving Corporation or Parent to the third party that provides the Designated Third Party Consent, and (iii) agrees that neither the Escrow Participants nor the Escrow Fund shall have any Liability for the remaining 25% of such required payment.
7.2.    Limitation on Indemnification Obligations. The indemnification obligations of the

Escrow Participants under this Agreement shall be subject to the following limitations:
(a)Subject to the limitations set forth in this Section 7.2, (i) all representations and warranties of the Company in this Agreement, other than Specified Representations, shall terminate and expire on, and shall cease to have any further force or effect following, the Escrow Release Date, (ii) the representations and warranties set forth in Sections 4.2 [Authorization], 4.3 [Board Approval], 4.4 [Company Stockholder Approval], 4.5 [Capitalization], 4.6 [No Violation] (but only with respect to clause (a)(i) of such Section 4.6), and 4.24 [No Brokers] shall terminate and expire on, and shall cease to have any further force and effect following, the fifth anniversary of the Closing and (iii) the representations and warranties set forth in Section 4.20 [Tax Matters] shall terminate and expire on, and shall cease to have any further force or effect following, the date which is sixty (60) days following the expiration of the period of legal statutory limitations applicable to the Losses in question (giving effect to any waiver, mitigation or extension thereof), (the representations listed under clause (ii) and clause (iii) are, collectively, the “Specified Representations”); provided, however, that if at any time prior to the applicable expiration date for such representation and warranty of the Company set forth in clause (i), clause (ii) or clause (iii) above, Parent has duly delivered to the Escrow Representative and the Escrow Agent (prior to the distribution in full or other exhaustion of the Escrow Fund) or to the Escrow Participants (following the distribution in full or other exhaustion of the Escrow Fund) a valid Notice of Indemnification Claim (satisfying the requirements set forth in Section 7.4(a)) with respect to the applicable representations and warranties of the Company, then the specific Indemnification Claim asserted in such Notice of Indemnification Claim shall survive until such time as such claim is resolved.

(b)Except for Losses arising out of breach of a Specified Representation, no Parent Indemnitee shall be entitled to assert any claim for indemnification under Section 7.1(a) until such time as the aggregate of all Losses of Parent Indemnitees under Section 7.1(a), other than the aggregate amount of Losses arising out of breaches of the Specified Representations, exceeds Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Parent Indemnification Basket”), and then only for the amount by which such Losses exceed the Parent Indemnification Basket. For the avoidance of doubt, but subject to the other limitations set forth in this Section 7.2, the Parent Indemnification Basket shall not apply and there shall be dollar-one Liability of the Escrow Participants for Losses incurred by any Parent Indemnitee arising out of any breach of any of the Specified Representations and Losses arising out of any breach of any Specified Representation shall not be included in determining whether the Parent Indemnification Basket has been met.

(c)The aggregate Liability of the Escrow Participants for Losses of any Parent Indemnitee under Section 7.1(a), other than any Losses arising out of a breach of any Specified Representation, shall not exceed the amount of funds then remaining in the Escrow Fund (the “Cap”). For the avoidance of doubt, but without limiting the other limitations set forth in this Section 7.2, the Cap shall not apply with respect to Losses incurred by any Parent Indemnitee arising out of any breach of any of the Specified Representations, and instead such Losses shall be limited in amount as set forth in the last sentence of this Section 7.2(c). If any Losses arising out of any breach of any Specified Representation are paid out of the Escrow Fund, such Losses shall not be included in determining whether the Cap has been met. For any Losses that are not subject to the Cap, Parent Indemnitees shall be required to first make claims against the Escrow Fund, rather than against the Escrow Participants individually, until the funds contained in the Escrow Fund have been exhausted. Without limiting the foregoing, in no event shall any Escrow Participant have any personal liability for any Losses beyond the loss of such Escrow Participant's share of the Escrow Fund (x) in excess of such Escrow Participant's pro rata share thereof (based on the Escrow Participation Percentage (defined below) of such Escrow Participant) or (y) in the aggregate in excess of the aggregate amount actually received by such Escrow Participant (excluding any amounts held in the Escrow Fund) pursuant to Section 3.1(c).

(d)Notwithstanding the fact that any Parent Indemnitee may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect to any fact, event, condition or circumstance, the Parent Indemnitees shall not be entitled to recover the amount of any Losses more than once under this Agreement, including by reason of such Losses having been previously recovered pursuant to this Article VII by any Parent Indemnitee in respect of such fact, event, condition or circumstance; provided, however, that if any Parent Indemnitee is entitled to indemnification for any Losses beyond the Cap under any provision of this Article VII, such Parent Indemnitee will not be precluded from pursuing such indemnification on the basis that any fact, event, condition or circumstance relating to such indemnification also relates to any basis for indemnification that is limited to the Cap. Without limiting the foregoing, no Parent Indemnitee shall be entitled to indemnification for any Losses to the extent that the amount of such Losses incurred is specifically included as a liability on the Closing Date Balance Sheet and taken into account in the calculation of the Closing Net Working Capital, or such Parent Indemnitee has otherwise been fully compensated on a dollar-for-dollar basis for such Losses pursuant to the Closing Net Working Capital adjustment or other adjustments set forth in Section 3.6.

(e)The amount of any Loss for which indemnification is provided under Section 7.1 shall be net of any amounts actually received by any Parent Indemnitee under insurance policies with respect to such Loss. If the amount to be netted hereunder is received after payment by the Escrow Participant of any amount otherwise required to be paid to a Parent Indemnitee pursuant to Section 7.1, Parent Indemnitee shall repay to the applicable Escrow Participants, promptly after such determination, any amount that the Escrow Participants would not have had to pay pursuant to this Section 7.2(e) had such amount been received at or prior to the time of satisfaction of the indemnification obligation.

(f)To the extent that any Parent Indemnitee is entitled to indemnification pursuant to this Article VII, the Escrow Representative shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that any Parent Indemnitee may have to insurance policies with respect to which such Parent Indemnitee is a beneficiary. Parent shall take such actions as the Escrow Representative may reasonably request for the purpose of enabling the Escrow Representative to perfect or exercise the right of subrogation of the Escrow Representative under this Section 7.2(f).

(g)Without limiting Section 7.2(h), the right of Parent Indemnitees to receive indemnification payments pursuant to this Article VII shall be the sole and exclusive right and remedy exercisable by the Parent Indemnitees after the Closing with respect to any inaccuracy in or breach of any representation or warranty contained in this Agreement or any breach by the Company of any covenant or agreement contained in this Agreement.

(h)Nothing in this Article VII shall (i) prevent Parent or the Surviving Corporation from bringing a common law action for fraud against any Person whose own fraud has caused Parent or Surviving Corporation to incur Losses or (ii) limit the Losses recoverable by Parent or the Surviving Corporation in such common law action.

(i)Notwithstanding anything in this Agreement to the contrary, in no event will any of the indemnification or other provisions of this Article VII be deemed to apply to any breach or alleged breach by the Company or Amalfi Cayman of any of the representations, warranties, covenants or agreements set forth in the IP Purchase Agreement or the Assignment Agreement, and neither any of the Escrow Participants nor the Escrow Fund shall have any Liability or other exposure with respect to any of the foregoing.

7.3.    Notification; Control.

(a)Promptly after any Parent Indemnitee receives notice or otherwise obtains knowledge of any claim, demand, suit, action, arbitration, investigation, inquiry or proceeding that has been brought, commenced or asserted by a third party against any Parent Indemnitee that Parent reasonably believes may give rise to an Indemnification Claim against the Escrow Fund by a Parent Indemnitee under this Article VII (any such claim, demand, suit, action, arbitration, investigation, inquiry or proceeding by a third party (other than any such claim, demand, suit, action, arbitration, investigation, inquiry or proceeding related to Taxes) being referred to as a “Third-Party Claim”), Parent shall deliver to the Escrow Representative a written notice stating in reasonable detail the nature and basis of such Third-Party Claim and the dollar amount of such Third-Party Claim, to the extent known; provided, however, that the failure to so notify the Escrow Representative shall not relieve the Escrow Participants of their obligations hereunder, except to the extent that (and only to the extent that) such Escrow Participants are materially prejudiced thereby. The Escrow Representative shall be entitled (but shall not be required) to participate in the defense of such Third-Party Claim at the expense of the Escrow Fund (but which expenses will be payable first from the Escrow Representative Fund), and at the Escrow Representative's option shall be entitled (but shall not be required) to assume the defense thereof by appointing Morrison & Foerster LLP or other counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense; provided that, prior to the Escrow Representative assuming control of such defense it shall first verify to Parent in writing that the Escrow Fund shall be fully responsible for all Losses resulting from such Third-Party Claim (without limitation or reservation of rights) and provided further, that (a) Parent shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by Parent; (b) the Escrow Representative shall not be entitled to assume control of such defense if (i) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Parent Indemnitee or the Surviving Corporation; (ii) the Third-Party Claim seeks an injunction or other equitable relief against the Parent Indemnitee or the Surviving Corporation; (iii) the claim involves the Company's material customers, suppliers or other significant business relations; or (iv) Parent reasonably believes that the Losses relating to such Third-Party Claim could exceed the maximum amount that such Parent Indemnitee could then recover from the Escrow Fund; and (c) if the Escrow Representative shall control the defense of any such Third-Party Claim, the Escrow Representative shall obtain the prior written consent of Parent (which shall not be unreasonably withheld or delayed) before entering into any settlement of such Third-Party Claim or ceasing to defend such Third-Party Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against any Parent Indemnitee or if such settlement does not expressly and unconditionally release all Parent Indemnitees from all Liabilities and obligations with respect to such Third-Party Claim, without prejudice. In the event that Parent retains or assumes control of the defense of any Third-Party Claim governed by the provisions of this Section 7.3 (including by reason of the Escrow Representative declining to assume such defense), no settlement or resolution by Parent of any such Third-Party Claim (unless otherwise agreed to in writing by the Escrow Representative) that gives rise or could give raise to a claim against the Escrow Fund or any Escrow Participant shall be determinative of the existence of or amount or Losses to which any Parent Indemnitee may be indemnified under this Article VII.

(b)If the Escrow Representative elects to assume the defense of any such Third-Party Claim, then:

(i)Parent shall be entitled to monitor (but not control) such defense (and Parent shall not admit, and shall ensure that the Surviving Corporation does not admit, any liability with respect to such Third-Party Claim), provided that notwithstanding anything to the contrary contained in this Agreement, Parent shall not be entitled to be indemnified (from the Escrow Fund or otherwise) for any costs or expenses incurred by Parent in connection with the defense of such Third-Party Claim following the Escrow Representative's election to assume the defense of such Third-Party Claim; and

(ii)Parent shall make available to the Escrow Representative all books, records and other documents and materials that are under the direct or indirect control of Parent or any of Parent's Affiliates and that the Escrow Representative considers necessary or desirable for the defense of such Third-Party Claim, shall execute such documents and take such other actions as the Escrow Representative may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third-Party Claim, and shall otherwise cooperate as reasonably requested by the Escrow Representative in the defense of such Third-Party Claim; provided, that Parent shall be entitled to indemnification from the Escrow Fund for any reasonable costs incurred in connection with any of the foregoing.

7.4.    Indemnification Claims; Escrow Arrangements.

(a)No Parent Indemnitee shall be entitled to indemnification under this Article VII out of the Escrow Fund unless it has duly delivered a written notice to the Escrow Representative and the Escrow Agent (any such notice being referred to as a “Notice of Indemnification Claim,” and the claim for indemnification described in such Notice of Indemnification Claim being referred to as an “Indemnification Claim”), setting forth to the extent known at such time: (i) the specific representation and warranty of the Company alleged to have been inaccurate or specific covenant of the Company alleged to have been breached or other specific circumstance entitling such Parent Indemnitee to such indemnification; (ii) a reasonably detailed description of the facts and circumstances giving rise to the alleged inaccuracy in such representation and warranty or breach of such covenant or other specific circumstance entitling such Parent Indemnitee to such indemnification; and (iii) the aggregate dollar amount of the Losses that have been incurred by Parent or that Parent reasonably and in good faith estimates it will incur as a result of the inaccuracy or breach or other circumstance referred to in such notice (the aggregate amount of such actual or estimated Losses, as may be amended from time to time by Parent upon delivery of written notice to the Escrow Representative and the Escrow Agent, being referred to as the “Claimed Amount”).

(b)During the 30-day period commencing upon the receipt by the Escrow Representative of a Notice of Indemnification Claim, the Escrow Representative may deliver to Parent and the Escrow Agent a written response (the “Response Notice”) in which the Escrow Representative: (i) agrees that the full Claimed Amount is owed to Parent; (ii) agree that part (but not all) of the Claimed Amount is owed to Parent; or (iii) assert that no part of the Claimed Amount is owed to Parent. Any part of the Claimed Amount that is not agreed by the Escrow Representative to be owed to Parent shall be referred to as the “Contested Amount.” If the Escrow Representative fails to deliver a Response Notice within 30 days after its receipt of a Notice of Indemnification Claim, the Escrow Agent shall release to Parent such portion of the Claimed Amount as Parent shall have certified in writing to the Escrow Agent as having been actually incurred by Parent prior to such date.

(c)If the Escrow Representative and Parent are unable to resolve any dispute relating to any Contested Amount during the 30-day period commencing upon the receipt of the Response Notice by Parent, then such dispute will be resolved in accordance with Section 10.14.

(d)Upon final determination that a Parent Indemnitee is entitled to be indemnified out of the Escrow Fund for all or any portion of any Indemnification Claim, whether as a result of the Escrow Representative delivering a Response Notice to Parent agreeing that all or any part of a Claimed Amount is owed to any Parent Indemnitee or after any dispute is resolved in accordance with Section 10.14, then, within five Business Days following the receipt of such Response Notice by Parent, Parent and the Escrow Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the applicable resolved amount to Parent from the Escrow Fund.

(e)If the aggregate amount remaining in the Escrow Fund, including any interest accrued or income otherwise earned thereon, as of the Escrow Release Date (the “Aggregate Escrow Balance”) exceeds the aggregate dollar amount, as of the Escrow Release Date, of the Contested Amounts associated with all Indemnification Claims that have not been finally resolved and paid prior to the Escrow Release Date in accordance with this Section 7.4(e) (each, an “Unresolved Escrow Claim,” and the aggregate dollar amount of such Contested Amounts being referred to as the “Aggregate Pending Claim Amount”), then the Escrow Agent shall release from the Escrow Fund to each Escrow Participant the amount determined by multiplying such Escrow Participant's Escrow Participation Percentage by the Aggregate Distribution Amount. For purposes of this Section 7.4(e), the “Aggregate Distribution Amount” shall be the Aggregate Escrow Balance as of the Escrow Release Date minus the Aggregate Pending Claim Amount.

(f)Following the Escrow Release Date, if an Unresolved Escrow Claim is finally resolved, Parent and the Escrow Representative shall jointly execute and deliver to the Escrow Agent, within five Business Days after the final resolution of such Unresolved Escrow Claim, a written notice instructing the Escrow Agent to release from the Escrow Fund to each Escrow Participant an amount determined by multiplying such Escrow Participant's Escrow Participation Percentage by the amount (if any) by which the aggregate amount remaining in the Escrow Fund, including any interest accrued or income otherwise earned thereon, as of the date of resolution of such Unresolved Escrow Claim exceeds the aggregate amount associated with all other remaining Unresolved Escrow Claims.

7.5.    Tax Matters. The following provisions shall govern the allocation of responsibility for certain tax matters following the Closing Date:

(a)Tax Indemnification. Subject to the limitations in and terms of this Article VII (including the claims procedures set forth in Section 7.4 hereof), from and after the Closing, Parent Indemnitees shall be entitled to be indemnified and held harmless by the Escrow Participants (severally in proportion to their respective Escrow Participation Percentages and not jointly) from and against the Specified Percentage of any Taxes (or the non-payment thereof) of the Company or any Subsidiary thereof for all taxable periods ending on or before the Closing Date and apportioned through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); provided, however, that the Escrow Participants shall be liable only to the extent that such Taxes exceed the amount, if any, taken into account in determining the Closing Net Working Capital Amount. Subject to the terms and limitations set forth in this Article VII, the Parent Indemnitees shall be entitled to be reimbursed by the Escrow Participants for any Taxes of the Company or any Subsidiary thereof that are the responsibility of the Escrow Participants pursuant to this Section 7.5(a) and that are paid by such Parent Indemnitees.

(b)Straddle Period. In the case of taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Company or any Subsidiary thereof for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-

through entity in which the Company or any Subsidiary thereof holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company or any Subsidiary thereof for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)Responsibility for Filing Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and each Subsidiary thereof that are filed after the Closing Date.

(d)Cooperation on Tax Matters.

(i)Parent, the Company and each Subsidiary thereof, and the Escrow Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 7.4(c) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and each Subsidiary thereof agree (A) to retain all books and records with respect to Tax Matters pertinent to the Company or any Subsidiary thereof relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or any Subsidiary thereof, as the case may be, shall allow the other party to take possession of such books and records.

(ii)Parent and the Escrow Representative further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)Parent and the Escrow Representative further agree, upon request, to provide the other party with all information in its possession that either party may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.

(e)Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company or any Subsidiary thereof shall be terminated as of the Closing Date and, after the Closing Date, the Company and each Subsidiary thereof shall not be bound thereby or have any Liability thereunder.

(f)Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by the Escrow Participants (which amounts shall be paid out of the Escrow Fund) and 50% by Parent. Parent will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Escrow Representative will join in the execution of any such Tax Returns and other documentation.

7.6.    Directors' and Officers' Indemnification and Insurance.

(a)For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to keep in full force and effect, and comply with the terms and conditions of, and continue to honor the obligations of, (i) any agreement in effect as of the date of this Agreement between or among the Company and any Person who served as a director or officer of the Company at or before the Effective Time (the “D&O Indemnified Persons”) providing for the indemnification of such D&O Indemnified Person; (ii) all rights to indemnification and all limitations of Liability existing in favor of the D&O Indemnified Persons as provided in the Company's certificate of incorporation or bylaws as in effect as of the date of this Agreement with respect to matters occurring at or prior to the Effective Time, without regard to (and without any prejudice from) any subsequent amendment to the Company's certificate of incorporation or bylaws or the merger of the Surviving Corporation into Parent or any other Entity, and (iii) the “tail” policy (the “Tail Policy”) on the current policies of directors' and officers' liability insurance maintained by the Company in effect as of the Effective Time (the “D&O Policy”) on terms and conditions no less advantageous to such D&O Indemnified Persons than such D&O Policy (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured).

(b)Notwithstanding anything to the contrary in this Agreement, this Section 7.6 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the D&O Indemnified Persons, shall be binding on Parent and the Surviving Corporation and shall be enforceable by the D&O Indemnified Persons.

7.7.    Employee Matters. Until December 31, 2012 (or such earlier date as may be selected by Parent as specified below), unless the Company (or, after the Closing, the Escrow Representative) otherwise agrees in writing, Parent shall cause the Surviving Corporation to provide employees of the Surviving Corporation and its Subsidiaries (other than the Key Employees, who will be parties to an offer letter with the Surviving Corporation (each, an “Offer Letter” and collectively, the “Offer Letters”)), all of the benefits provided under the current benefit plans of the Company on terms no less favorable than those that are available to employees of a similar job classification, title or pay grade (and for purposes of calculating benefits under such plans providing full credit for employee service to the Company prior to the Closing Date) as of the date hereof and, if as of January 1, 2013 (or such earlier date as Parent may elect to transfer employees of the Surviving Corporation to the benefit plans of Parent), Parent elects to provide benefits to such employees under the benefit plans of Parent

(subject to the terms and conditions of such benefit plans as may be amended from time to time), such employees benefits shall be on terms no less favorable than those of Parent employees of a similar job classification, title or pay grade (and for purposes of calculating benefits under such plans providing full credit for employee service to the Company prior to the Closing Date). Nothing in this Agreement, express or implied, shall be construed to prevent Parent from reducing any benefits of or causing termination of, or the Surviving Corporation or any of its Subsidiaries from reducing any benefits of or terminating, any employee at any time or Parent from or causing the Surviving Corporation to amend any of its benefit plans. No covenant or other undertaking in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement. The provisions of this Section 7.7 are for the sole benefit of the parties hereto and are not enforceable by any employee of the Company prior to Closing.

ARTICLE VIII.

CONDITIONS TO CLOSING

8.1.    Condition to the Obligations of the Company, Parent and Merger Sub. The respective obligations of the Company, Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction of, or waiver by such parties of, the following conditions at or before the Closing:

(a)(i) No Law that restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement shall have been enacted, adopted or promulgated and be in full force and effect, (ii) no temporary restraining order, preliminary or permanent injunction or other order of a court of competent jurisdiction or other Governmental Authority which restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (an “Order”) shall have been issued, entered or enforced and be in effect, and (iii) no Action or proceeding by a Governmental Authority seeking such an Order shall be pending; and

(b)This Agreement shall have been duly adopted by the Required Company Vote.

8.2.    Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of, or waiver by the Company of, the following conditions on or before the Closing Date:

(a)the representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the Closing, with the same force and effect as if made as of the Closing, except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 8.2(a) if such inaccuracies (considered collectively) do not have a material adverse effect on the economic benefits to be derived by the holders of shares of Company Capital Stock from the Merger;

(b)Parent and Merger Sub shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

(c)Parent and Merger Sub shall have delivered to the Company each of the following:

(i)a certificate from an officer of each of Parent and Merger Sub in a form reasonably acceptable to the Company, dated as of the Closing Date, stating that the applicable conditions specified in Section 8.2(a) and (b) have been satisfied;

(ii)certified copies of the resolutions duly adopted by the respective boards of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby; and

(iii)a certificate of good standing from the Secretary of the State of Delaware with respect to Merger Sub, dated no more than five (5) Business Days prior to the Closing Date.

(d)Parent shall have delivered the amounts described in Section 3.3;

(e)Parent and Escrow Agent shall have delivered to the Escrow Representative a copy of the Escrow Agreement executed by Parent and the Escrow Agent;

(f)Parent shall have entered into agreements with employees of the Company obligating Parent to issue restricted stock units or retention bonuses with an aggregate value of at least Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00); and

(g)Parent shall have caused Foreign Purchaser to take all actions necessary to consummate the transactions contemplated by the Assignment Agreement and the IP Purchase Agreement and to pay all amounts due and payable thereunder as of the Business Day immediately prior to the Closing Date.

8.3.    Additional Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction of, or waiver by such parties of, the following conditions on or before the Closing Date:

(a)the representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing, with the same force and effect as if made as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 8.3 if such inaccuracies (considered collectively) do not have a Material Adverse Effect as of the Closing, it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” and other qualifications using the term “material”, “materially”, “in any material respect” or “in all material respects” in such representations and warranties will be disregarded;

(b)The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing

(c)The Company shall have delivered to Parent each of the following:

(i)a certificate from an officer of the Company, dated as of the Closing Date, stating that the applicable conditions specified in Sections 8.3(a) and (b) have been satisfied;

(ii)a certified copy of the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby;

(iii)a true and correct copy of the Company's certificate of incorporation certified by the Secretary of State of Delaware, dated no more than five (5) Business Days prior to the Closing Date;

(iv)a true and correct copy of the Company's bylaws, together with all amendments in effect as of the Closing Date;

(v)a certificate of good standing from the Secretary of the State of Delaware with respect to the Company, dated no more than five (5) Business Days prior to the Closing Date.

(d)The Company and the Escrow Representative shall have delivered to Parent a copy of the Escrow Agreement executed by the Company and the Escrow Representative;

(e)There shall have been no Material Adverse Effect since the date of this Agreement;

(f)No more than 20% of the employees of the Company and its Subsidiaries listed in Section 8.3(f) of the Disclosure Schedules shall have (i) terminated their employment with the Company or its Subsidiaries; or (ii) tendered notice of termination of their employment with the Company or its Subsidiaries (including any termination with an effective date after the consummation of the transactions contemplated by this Agreement);

(g)Each of the Key Employees to whom Parent offers employment with the

Surviving Corporation (provided that the terms of such employment are not less favorable in any respect to such Key Employee than the terms included in the form of Offer Letter presented to such Key Employee prior to the execution of this Agreement) shall have entered into such an Offer Letter with Parent or the Surviving Corporation, such Offer Letters shall be in full force and effect, each of the Key Employees shall be employed by the Company and none of the Key Employees shall have tendered notice of termination of their employment with the Company or its Subsidiaries (including any termination with an effective date after the consummation of the transactions contemplated by this Agreement); and

(h)The Company shall have taken and caused Amalfi Cayman to take all actions necessary to consummate the transactions contemplated by the Assignment Agreement and the IP Purchase Agreement.

ARTICLE IX.

TERMINATION

9.1.    Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)by mutual consent of Parent, on the one hand, and the Company, on the other hand;

(b)by Parent (if Parent and Merger Sub are not then in breach of any representation, warranty, covenant or agreement contained in this Agreement), if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would cause a condition set forth in Section 8.3(a) or Section 8.3(b) to not be capable of being satisfied by November 30, 2012 (the “Termination Date”);

(c)by the Company (if the Company is not in is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement), if Parent or Merger Sub shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would cause a condition set forth in Sections 8.2(a) or 8.2(b) to not be capable of being satisfied by the Termination Date;

(d)by either Parent, on the one hand, or the Company, on the other hand, if the Merger has not been consummated by the Termination Date (provided that the right to terminate this Agreement under this clause (d) shall not be available to any party whose failure to fulfill any Liability or obligation hereunder has been the cause of, or resulted in, the failure of the Merger to occur on or before such date);

(e)by either Parent, on the one hand, or the Company, on the other hand, if any court or other Governmental Authority shall have issued, enforced or entered any final and non-appealable Order that is in effect and prohibits the consummation of the Merger, so long as the existence of any such Order is not due to a breach of this Agreement by the terminating party or any Affiliate of the terminating party; or

(f)by Parent if a written consent (“Written Consent”) executed on behalf of Company Stockholders holding sufficient Company Capital Stock to adopt this Agreement (taking into account the drag-along provisions under Section 3 of the Company's Seventh Amended and Restated Voting Agreement, dated as of April 16, 2012) has not be obtained within two (2) Business Days after the date of this Agreement.

Where action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.
9.2.    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no Liability or obligation hereunder on the part of the Company or Parent (other than Section 6.2 (Press Releases and Public Announcements), Article X (Miscellaneous) and this Section 9.2, which shall survive any such termination), except in the case of intentional breaches of this Agreement prior to the time of such termination.

ARTICLE X.

MISCELLANEOUS

10.1.    Amendment and Waiver. Prior to the Effective Time, this Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement. From and after the Effective Time, this Agreement may only be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Parent and the Escrow Representative; provided, further, however, that no such amendment, modification or waiver following the Closing shall be made that has a material adverse effect on Escrow Participants that is disproportionate to the shares of Eligible Company Preferred Stock held by such Escrow Participants.

10.2.    Notices. All notices, requests, demands and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other party):

If to Parent or Merger Sub, to:
RF Micro Devices, Inc.
Attention: William A. Priddy, Jr.
Address: 7628 Thorndike Road, Greensboro, NC 27409-9421
Telephone: (336) 931-7063
Facsimile:(336) 931-7577
with a copy (which shall not constitute notice) to:

Womble Carlyle Sandridge & Rice, LLP
Attention: Jeffrey C. Howland
Address: One West Fourth St., Winston Salem, NC 27101
Telephone: (336) 721-3516
Facsimile: (336) 733-8371
If, prior to Closing, to the Company, to:
Amalfi Semiconductor, Inc.
Attention: Greg Hildebrand
Address: 475 Alberto Way, Suite 200, Los Gatos, CA 95032
Telephone: (408) 399-5360, ext. 117
Facsimile: (408) 399-5362
with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
Attention: Michael J. O'Donnell
Address: 755 Page Mill Road, Palo Alto, CA 94304
Telephone: 650-813-5600
Facsimile: 650-494-0792
If to the Escrow Representative:
Shareholder Representative Services LLC
Attention: Managing Director
Address: 1614 15th Street, Suite 200, Denver, CO 80202
Email: deals@shareholderrep.com
Telephone: 303-648-4085
Facsimile: 303-623-0294

with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
Attention: Michael J. O'Donnell
Address: 755 Page Mill Road, Palo Alto, CA 94304
Telephone: 650-813-5600
Facsimile: 650-494-0792

10.3.    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto.

10.4.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.5.    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.

10.6.    Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.7.    Expenses. Except as otherwise set forth in this Agreement, each party to this Agreement shall be solely responsible for and shall bear all of its own costs and expenses incident to its Liabilities and obligations under and in respect of this Agreement and the transactions contemplated hereby, including any such costs and expenses incurred by any party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), whether or not the transactions contemplated hereby are consummated.

10.8.    No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, including as provided in Section 7.6 (which is intended for the benefit of the D&O Indemnified Persons, all of whom shall be third-party beneficiaries of such provisions), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Company. Notwithstanding anything to the contrary contained in this Agreement (but without limiting any of the rights of the Escrow Representative under this Agreement): (i) the Persons who hold shares of Company Capital Stock immediately prior to the Effective Time shall be third party beneficiaries of the provisions set forth in Article III; and (ii) the Parent Indemnitees shall be third party beneficiaries of the provisions set forth in Section 7.1.

10.9.    Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

10.10.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts. The exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes.

10.11.    Confidentiality. Each of Parent and Merger Sub acknowledges that confidential information provided to it by the Company, including information provided pursuant to Section 6.4, is subject to the terms of a Mutual Non-Disclosure Agreement dated June 30, 2012 between the Company and Parent (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

10.12.    Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including,” when used in this Agreement, shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any references to payments to be made hereunder or to dollars shall be made in and shall mean United States dollars.

10.13.    Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably harmed in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement (except to the extent that a provision of this Agreement specifically provides for arbitration or any other dispute resolution procedure), each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 10.13 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

10.14.    Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. To the extent permitted by Law, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state court or United States federal court, in either case sitting in the State of Delaware, over any Action brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.

10.15.    Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

10.16.    Retention of Counsel by Escrow Representative. Parent hereby consents to the retention by the Escrow Representative of Morrison & Foerster LLP as its counsel following the Closing, notwithstanding that Morrison & Foerster LLP has represented the Company in connection with the Merger and the other transactions contemplated by this Agreement, including the negotiation of this Agreement, and waives any right Parent, the Surviving Corporation or any other Parent Indemnitee may have to object to such representation.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

RF MICRO DEVICES, INC.

By:	/s/ Steven E. Creviston
	Name:	Steven E. Creviston
	Title:	Corporate Vice President and
President of Cellular Products Group

CHAMELEON ACQUISITION CORPORATION

By:	/s/ Steven E. Creviston
	Name:	Steven E. Creviston
	Title:	President

AMALFI SEMICONDUCTOR, INC.

By:	/s/ Mark H. Foley
	Name:	Mark H. Foley
	Title:	CEO and President

Acknowledged and Agreed

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as Escrow Representative

By:	/s/ Mark B. Vogel
	Name:	Mark B. Vogel
	Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

List of Omitted Schedules and Exhibits

to that certain

Agreement and Plan of Merger, dated as of November 4, 2012,

by and among

RF Micro Devices, Inc., Chameleon Acquisition Corporation, Amalfi Semiconductors, Inc.,

and Shareholder Representative Services LLC
(solely in its capacity as the Escrow Representative)

Pursuant to Item 601(b)(2) of Regulation S-K, RF Micro Devices, Inc. hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit identified below to the Securities and Exchange Commission upon request.

OMITTED SCHEDULES

Company Disclosure Schedule Section 1.1(hh)	Key Employees
Company Disclosure Schedule Section 1.1(ii)	Specified Knowledge Executive Officers
Company Disclosure Schedule Section 4.1	Organization and Power; and Investments
Company Disclosure Schedule Section 4.5	Capitalization
Company Disclosure Schedule Section 4.6	No Violation
Company Disclosure Schedule Section 4.7	Financial Statements
Company Disclosure Schedule Section 4.8	Absence of Certain Developments
Company Disclosure Schedule Section 4.9(b)(i)	Leased Real Property
Company Disclosure Schedule Section 4.10	Title to Assets;
Condition and Sufficiency of Assets
Company Disclosure Schedule Section 4.11	Contracts and Commitments
Company Disclosure Schedule Section 4.12	IP Rights
Company Disclosure Schedule Section 4.13	Permits
Company Disclosure Schedule Section 4.15	Compliance with Laws
Company Disclosure Schedule Section 4.17	Labor Matters
Company Disclosure Schedule Section 4.18	Employee Benefit Plans
Company Disclosure Schedule Section 4.20	Tax Matters
Company Disclosure Schedule Section 4.21	Insurance
Company Disclosure Schedule Section 4.22	Related Party Transactions
Company Disclosure Schedule Section 4.23	Compliance with the Foreign Corrupt
Practices Act and Export Control
and Anti-boycott Laws
Company Disclosure Schedule Section 4.24	No Brokers
Company Disclosure Schedule Section 4.25	Customers and Suppliers
Company Disclosure Schedule Section 4.26	Names and Locations;
Offices and Bank Accounts
Company Disclosure Schedule Section 4.27	Inventory
Company Disclosure Schedule Section 4.28	Warranties
Company Disclosure Schedule Section 4.29	Disclosures
Company Disclosure Schedule Section 6.3	Conduct of Company Business
Company Disclosure Schedule Section 8.3	Additional Conditions to the Obligations
of Parent and Merger Sub

OMITTED EXHIBITS

EXHIBIT A:    ESCROW AGREEMENT

EXHIBIT B:    ASSIGNMENT AGREEMENT

EXHIBIT C:    INTANGIBLE PROPERTY PURCHASE AGREEMENT